   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997


                                                      REGISTRATION NO. 333-36219
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CASCADE SYSTEMS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                              7373                             04-3236319
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

              300 BRICKSTONE SQUARE, ANDOVER, MASSACHUSETTS 01810
                                 (978) 749-7000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MALCOLM P. MCGRORY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CASCADE SYSTEMS INCORPORATED
              300 BRICKSTONE SQUARE, ANDOVER, MASSACHUSETTS 01810
                                 (978) 749-7000
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               JOHN A. BURGESS, ESQ.                               STEVEN P. ROSENTHAL, ESQ.
                 HALE AND DORR LLP                                MINTZ, LEVIN, COHN, FERRIS,
                  60 STATE STREET                                   GLOVSKY AND POPEO, P.C.
            BOSTON, MASSACHUSETTS 02109                              ONE FINANCIAL CENTER
                  (617) 526-6000                                  BOSTON, MASSACHUSETTS 02111
                                                                        (617) 542-6000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION

                                                               DECEMBER 24, 1997


                                2,800,000 SHARES

                      [Cascade Systems Incorporated Logo]
                                  COMMON STOCK
                               ------------------
     Of the 2,800,000 shares of Common Stock offered hereby, 2,250,000 are being sold by Cascade Systems Incorporated ("Cascade" or the "Company") and 550,000 shares are being sold by certain Selling Stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made for the listing of the Common Stock on the Nasdaq National Market under the symbol "CSCD."
                               ------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                             UNDERWRITING
                         PRICE TO            DISCOUNTS AND          PROCEEDS TO           PROCEEDS TO
                          PUBLIC              COMMISSIONS           COMPANY(1)       SELLING STOCKHOLDERS
----------------------------------------------------------------------------------------------------------

Per Share.........           $                     $                     $                     $
----------------------------------------------------------------------------------------------------------
Total(2)..........           $                     $                     $                     $

================================================================================

(1) Before deducting expenses of the offering estimated at $750,000, all of which will be paid by the Company.

(2) The Company and certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 420,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
    be $          , $          , $          and $          , respectively. See
    "Underwriting."
                               ------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices
of BT Alex. Brown Incorporated on or about             , 1997.

BT ALEX. BROWN                                                 HAMBRECHT & QUIST
               THE DATE OF THIS PROSPECTUS IS             , 1997.

-------------------------------------------------------------------------------
CASCADE SYSTEMS INCORPORATED   MANAGING CONTENT--THE RAW MATERIAL OF PUBLISHING
-------------------------------------------------------------------------------


                             [CASCADE SYSTEMS LOGO]

Cascade's asset and workflow management systems enable publishers to leverage their content and prepare themselves for the multi-media future:

DATAFLOW

[ ] Track History -- Track individual objects through the production process, keeping a record of those who have used the file and changes of status.

[ ] Manage Workflow -- Automatically move a job in digital form through the various steps of a defined production workflow.

[ ] Archive -- Store the elements associated with a particular job from individual text or image files to pages and complete publications.

[ ] Retrieve -- Find and recall all the elements related to a particular job or publication.


MEDIASPHERE

( ) Store -- Store and index multimedia data in a secure archive ready for re-use in future projects.

( ) Search -- Search with a probabilistic search engine using natural language queries. Results are ranked in order of relevance to the original query.

( ) Browse -- Browse through the results to select media objects required for a project or refine the search to produce a closer match.

( ) Retrieve -- Retrieve the chosen objects and deliver them to a defined location such as a network folder, desktop, news agency or CD-ROM.


/W3

[ ] Web-based client access to both

( ) MediaSphere and DataFlow* via the Internet or an Intranet. Applications include remote proofing/approval, and remote access to distributed assets.

* Scheduled for release in December 1997.



                                   [PICTURES]



        Graphic diagram depicting three vertical sections, connected with arrows, each entitled, from top to bottom,: Acquire & Retain Assets, Process Assets, and Leverage Assets.

        The "Acquire & Retain Assets" section depicts the Company's acquisition and retention sequence, accompanied by a symbolic icon, in the form of a flowchart as follows: Still Photos, Graphics, Text Files, Page Elements, Saved Pages, Video Sequences, and Sound Clips.

        The "Process Assets" section outlines the Company's Workflow Content Management Solution in a central box with DataFlow and MediaSphere captions running along the left side. The outline reads: Workflow Management, Track History, Manage Workflow, Archive, Retrieve, Optimize Assets, Edit, Manipulate, Layout, Compose, Content Management, Store, Search, Browse, and Retrieve.

        The "Leverage Assets" section contains captions and icons similar to the flow chart in the first section as follows: Output to On, Demand, Master to Video, Output to Print, Publish to Web and Master to CD.


                            ------------------------

Cascade Systems is a registered servicemark of the Company and MediaSphere is a registered trademark of the Company. Other trademarks, servicemarks or trade names that appear in this Prospectus are the property of their respective owners.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Upon the closing of this offering, all of the Company's issued and outstanding shares of Convertible Preferred Stock will be converted into, and the Company will issue to the holders of such preferred stock, 2,100,000 shares of Common Stock. Prospective investors should consider carefully the information under "Risk Factors."


                                  THE COMPANY

     Cascade Systems Incorporated ("Cascade" or the "Company") designs, develops, markets and supports workflow and content management software solutions for newspapers, magazine and book publishers, commercial printers, retailers and other corporate publishers. The Company's DataFlow system manages the process of publishing information by providing content and data management, tracking, workflow and archiving functionality. The Company's MediaSphere system is designed to meet the archiving, search and retrieval needs of organizations dealing with large amounts of multimedia data. DataFlow and MediaSphere also are designed to permit access to and delivery of content over the Internet. The Company's newspaper customers include The Los Angeles Times, Newsday, The Miami Herald, The Mirror Group PLC (U.K.), The Boston Globe and The Daily Telegraph (U.K.). Other customers include magazine publishers such as The McGraw-Hill Companies, Inc. and Conde Nast Publications Inc., commercial printers such as Bowne & Co., Inc. and R.R. Donnelley & Sons Company, and retailers and catalog publishers including Amway Corporation and Val-Pak Direct Marketing Systems, Inc.

     The worldwide publishing industry is undergoing significant change in response to competitive pressures. Publishers of newspapers and magazines are consolidating into larger organizations with multiple titles, formats and geographic locations. Publishing enterprises are also facing competition from alternative publishing on new media such as the Internet. Increased competition for subscribers has resulted in a trend toward more demographically targeted editorial, feature and advertising content. As a result, publishers are beginning to view their content assets, such as photos, graphics, illustrations, text and captions, as key competitive differentiators. Newspapers, publishers and other organizations are seeking ways to improve content management and utilization while continuing to meet demanding time schedules and reduce costs.


     The Company believes it has established a pre-eminent position in the newspaper marketplace for workflow and content management solutions. The Company's products are designed to handle complex data formats and large files associated with the pre-press production process and are able to fit seamlessly with other pre-press applications, while maintaining a record of job status throughout the process. As part of its strategy, the Company intends to continue to leverage opportunities created by its technology and client base to expand its position in the newspaper market in the U.S. and internationally, both for advertising and other editorial applications. The Company also intends to continue to leverage its technology through enhancements to support the Internet and other evolving technologies. In addition, the Company believes that the expertise that it has acquired in developing workflow and content management solutions for time-critical applications in the newspaper industry will permit it to expand to other publishing markets which face similar requirements for workflow and content management solutions, such as magazines, catalogs, and special purpose publishers. The Company is developing a workgroup content management solution to address the requirement of commercial printers and trade shops, and intends to apply its solutions to meet the needs of other organizations, such as retailers and consumer product companies, that manage a high volume of text and images internally.


     The Company intends to expand its global sales capabilities by increasing the size of its direct sales organization in major markets to target strategic accounts and by developing VAR and OEM relationships to target specific vertical markets. The Company markets its products and services primarily through its own direct sales force and distributors in certain overseas markets. The Company has a sales and marketing organization of 27 persons, as well as a services and support organization of 35 persons. In addition, the Company has established a strategic relationship with Applied Graphics Technologies, Inc. for selling its solutions to corporate customers.

     The Company was initially incorporated in February 1994 under the name Cascade Systems International Inc., the parent company of Cascade Systems Limited, a United Kingdom based company, and Cascade Systems Incorporated, a Massachusetts corporation, both of which were organized in 1993. In 1996, the Massachusetts corporation was merged into the Company and the Company changed its name to Cascade Systems Incorporated.

                                  THE OFFERING

Common Stock offered by the Company...............................    2,250,000 shares
Common Stock offered by the Selling Stockholders..................    550,000 shares
Common Stock to be outstanding after the offering.................    7,125,525 shares(1)
Use of proceeds...................................................    For working capital and
                                                                      other general corporate
                                                                      purposes.
Proposed Nasdaq National Market symbol............................    CSCD

---------------

(1) Excludes 1,917,650 shares of Common Stock issuable upon the exercise of options outstanding as of August 31, 1997 at a weighted average exercise price of $4.51 per share, of which options to purchase 311,730 shares were then exercisable. Includes 1,700,000 shares of Common Stock issuable upon conversion of 1,700,000 shares of Series A Preferred Stock and 400,000 shares of Common Stock issuable upon conversion of 400,000 shares of Series B Preferred Stock, effective upon the closing of this offering. See "Capitalization," "Management -- Executive Compensation," and "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    INCEPTION                                       SIX MONTHS
                               (FEBRUARY 5, 1993)            YEAR ENDED                ENDED
                                     THROUGH                DECEMBER 31,             JUNE 30,
                                  DECEMBER 31,       --------------------------   ---------------
                                      1993            1994      1995      1996     1996     1997
                               -------------------   -------   -------   ------   ------   ------
  STATEMENT OF OPERATIONS
    DATA:
  Software license
    revenues.................        $   494         $ 2,658   $ 4,905   $5,913   $2,558   $4,386
  Maintenance and service
    revenues.................            236           1,177     2,243    4,428    1,653    2,639
  Hardware and other
    revenues.................          2,071           8,238    10,564    8,170    5,067    2,334
                               -------------------   -------   -------   ------   ------   ------
         Total revenues......          2,801          12,073    17,712   18,511    9,278    9,359
  Income (loss) from
    operations...............           (312)           (793)   (1,390)       4     (204)     172
  Net income (loss)..........        $  (313)        $  (745)  $(1,400)  $   93   $ (114)  $  231
  Pro forma net income per
    common and common
    equivalent share.........                                            $ 0.02            $ 0.04
  Weighted average common and
    common equivalent shares
    outstanding..............                                             6,008             6,066

                                                                       JUNE 30, 1997
                                                                 -------------------------
                                                                 ACTUAL     AS ADJUSTED(1)
                                                                 ------     --------------
  BALANCE SHEET DATA:
  Cash.........................................................  $2,071        $ 22,246
  Working capital..............................................   1,260          21,435
  Total assets.................................................   6,933          27,108
  Total stockholders' equity...................................   2,305          22,480

---------------
(1) As adjusted to give effect to the sale of the 2,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                --------------------

    Except as otherwise indicated, all information in this Prospectus (i) reflects the conversion of all outstanding shares of the Company's Series A and Series B Preferred Stock into an aggregate of 2,100,000 shares of Common Stock upon the closing of this offering, (ii) reflects the further amendment and restatement of the Company's Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering, to remove the Company's existing series of Preferred Stock and to create a class of authorized but undesignated Preferred Stock, and (iii) assumes no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Risk Factors discussed below.

     Limited Operating History. The Company's predecessor was founded in 1993, and until 1996 the Company operated primarily as a systems integrator. The Company shipped its first software product in 1994. Accordingly, the Company has a limited operating history and, although the Company has experienced growth in recent periods, continued growth at the same rate may not be sustainable and past operating results are not necessarily indicative of future operating results. The limited operating history of the Company makes the prediction of future results difficult and, therefore, there can be no assurance that the Company will sustain revenue growth or profitability on a consistent basis. The Company's future prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in a new and rapidly evolving market. To address these risks, the Company must, among other things, respond to competitive developments, complete development of its product lines, continue to attract, retain and motivate qualified persons, commercialize products and services incorporating its technologies and successfully execute its sales and distribution strategy. There can be no assurance that the Company will be successful in addressing such risks, or that the Company will achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Consolidated Financial Data."

     Potential Fluctuations in Quarterly Results; Seasonality. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant period on which to base planned operating expenses. The Company's expense levels are fixed in advance and are based in part on its expectations as to future revenues. As a result, quarterly sales and operating results will generally depend on the volume and timing of and ability to fulfill orders received within the quarter and the closing of orders which are difficult to forecast. The Company's sales cycles have in the past been long and a significant lead time is, at times, required to sell the Company's products. Revenues from sales efforts initiated in one quarter may not be recognized until subsequent quarters, and the delay in the closing of a significant sale from one quarter to the next may cause wide variations in the Company's quarterly results. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall in demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition.

     In addition, the Company plans to continue to increase its operating expenses to fund greater levels of research and development, increase its sales and marketing operations, develop new distribution channels and broaden its customer support capabilities. There could be a material adverse effect on the Company's business, operating results and financial condition to the extent that such expenses precede or are not followed by increased revenues. The Company expects in the future to experience significant fluctuations in quarterly operating results that may be caused by many factors, including demand for the Company's products, introduction or enhancement of products by the Company and its competitors, market acceptance of new products, mix of distribution channels through which products are sold, pricing and mix of products and services sold, changes in pricing policies by its competitors, seasonality in the demand for its products and general economic conditions. In particular, the Company has experienced seasonality in the demand for its products from the newspaper industry, with fewer orders being placed in the fourth calendar quarter of the year, when newspapers typically are focused on their own holiday advertising demands. As a result, the Company believes that period-to-period comparisons of its results of operations may not be necessarily meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

     Lengthy Sales and Implementation Cycles. The license of the Company's software products involves significant investment by customers which in many cases have complex approval procedures, fixed capital budgets and limited experience with technological innovation. The Company generally experiences a lengthy sales cycle (typically six months), and the Company is often required to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation by customers of the Company's products involves a significant commitment of resources over an extended period of time and is commonly associated with substantial implementation efforts. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. Delay of a limited number of sales or customer implementations could have a material adverse effect on the Company's business, operating results and financial condition and could cause the Company's operating results to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

     Industry Concentration. To date, a substantial portion of the Company's revenues have been derived from sales to the newspaper industry. Historically, newspapers have often been relatively slow to innovate technologically, and their willingness to make significant capital expenditures on technology solutions has varied significantly, depending upon such factors as the technical sophistication and union work rules of production personnel and the level of overall production costs, including the cost of newsprint. These factors can adversely affect the Company's efforts to market its products both in specific instances and across the newspaper industry generally. Furthermore, the Company's future results will depend upon its ability to expand beyond these markets to other publishing markets such as magazines, catalogs and special purpose publishers. The failure of the Company to attract and retain customers in this broader market could have a material adverse effect on the Company's business, operating results and financial condition.

     Developing Market; Unproven Acceptance of the Company's Products. The market for the Company's products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Because the market for the Company's products and services is new and evolving, it is difficult to predict with any assurance the future growth rate, if any, and size of this market. There can be no assurance that the market for the Company's products and services will continue to develop or that the Company's products or services will continue to be adopted. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products fail to achieve market acceptance, such conditions could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Industry Background."

     Dependence on Principal Products. The Company believes that sales of its DataFlow and MediaSphere systems will account for a majority of the Company's revenues in 1997 and for the foreseeable future. Therefore, the Company's future operating results, particularly in the near term, are substantially dependent on the continued market acceptance of these products, including improvements and enhancements thereto. Any factors adversely affecting the sales of the Company's applications, such as price competition or the introduction of technologically superior products, could have a material adverse effect on the Company. There can be no assurance that the Company will continue to achieve market acceptance for these products or that the Company will be successful in developing improvements and enhancements to such products. A decline in the demand for these products as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products."

     Dependence upon Product Development; Risks of Technological Change and Evolving Industry Standards. The Company's success will depend upon its ability to develop new products and provide new services that meet changing customer requirements. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, emerging competition, short product life cycles and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. Failure of the Company, for technological or other reasons, to develop and introduce new products, product enhancements and new services that are compatible with industry standards and that satisfy customer requirements would have a material adverse effect on the Company's business, operating results and financial condition. In particular, the Company, as part of its strategy, is currently developing a new workgroup content management system for use by commercial printers, trade shops, advertisers and similar organizations. Any failure to develop this product on a timely basis or the failure to gain market acceptance of this product once released would have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, the Company or its competitors may announce enhancements to existing products or services, or new products or services embodying new technologies, industry standards or customer requirements, that have the potential to replace or provide lower cost alternatives to the Company's existing products and services. The introduction of such enhancements or new products and services could render the Company's existing products and services obsolete and unmarketable. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products or services, which could have a material adverse effect on the Company's business, operating results and financial condition.

     Furthermore, introduction by the Company of products or services with reliability, quality or compatibility problems could result in reduced orders, delays in collecting accounts receivable and additional service costs. The failure to introduce a new product, service or product enhancement on a timely basis could delay or hinder market acceptance of the Company's products and services. Any such event could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products."

     New Distribution Strategy. The Company's distribution strategy contemplates expansion of its indirect sales channels, including both systems integrators and service providers selling its solutions to corporate customers as well as VARs and OEMs selling its workgroup content management solution product, currently under development, to customers in the commercial print, trade shop and advertising markets. To date, the Company has sold its products only through its direct sales organization and select distributors. The Company has begun marketing its products through strategic alliances with technology partners and expects to continue to seek strategic relationships with significant computer software service and equipment providers. Any failure by the Company to broaden its distribution channels, including any failure or delay in introducing products for such channels, to maintain its relationship with existing strategic partners, to attract additional technology partners that will be able to market the Company's products effectively, or to manage conflicts among its channels as they evolve, could have a material adverse effect on the Company's business, operating results and financial condition. Sales to VARs and OEMs generally provide lower gross margins, and an increase in sales to VARs and OEMs as a percentage of net sales could contribute to a decrease in the Company's gross profits and/or gross profit margin and could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Sales and Marketing."

     The Company also plans to expand its direct sales and support organization. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated, or that the Company's sales and marketing organization will be able to successfully compete against the significantly more extensive and well-funded sales and marketing operations of certain of the Company's current or potential competitors. The Company's inability to effectively manage its internal expansion could have a material adverse effect on the Company's business, operating results and financial condition.

     Competition. The market for software and services is highly competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. The Company believes that while it competes with no single organization across its entire product line, a variety of companies offer products which compete either with its DataFlow or its MediaSphere systems. In addition, desktop publishing vendors such as Quark, Inc. ("Quark") or Adobe Systems Incorporated ("Adobe") may in the future offer functionality competitive with the Company's products as part of their own product offerings. Also, potential customers of the Company's products may elect to develop internal applications that provide the functionality of the Company's products, or obtain such functionality from third-party service bureaus. Such competition could materially adversely affect the Company's business, operating results or financial condition. As the Company expands its target markets to include large organizations outside the printing industry, it anticipates that it will encounter additional competitors.

     Competitive factors in the software and services market include core technology, breadth of product features, product quality, marketing and distribution resources, customer service and support and price. The Company believes it presently competes favorably with respect to each of these factors. However, the market and competition are still relatively new and rapidly emerging, and there can be no assurance that the Company's current and potential competitors will not develop software and services that may be more effective or achieve greater market acceptance than the Company's current or future products or services, or that the Company's technology products or services would not be rendered obsolete by such developments. Also, the Company's current and prospective competitors include companies that have substantially greater name recognition and financial, technical and marketing resources than the Company. See "Business -- Competition."

     Management of Growth. The rapid execution necessary for the Company to fully exploit the market for its products and services requires an effective planning and management process. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's management, operations and systems. The Company expects to hire personnel at a rapid pace. In addition, the Company employs personnel engaged in research and development in the U.S., the U.K. and Canada. To manage its growth and geographically dispersed operations, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. Due to the level of technical and management expertise necessary to support growth, the Company must recruit and retain highly qualified and well-trained personnel. Competition for all such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical, managerial and sales personnel in the future. There may be only a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel over time.

     Furthermore, the Company will be required to manage multiple relationships with various customers and other third parties and to continue to provide to them ongoing and comprehensive customer support and services by trained Company personnel. Although the Company believes that it has properly planned for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, procedures, controls or personnel will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the market for the Company's products and services. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations, implement a distribution channel to penetrate different and broader markets and expand its support organization commensurate with the increasing base of its installed products. Many of the Company's sales personnel have been employed by the Company for less than one year and there can be no assurance that they will develop the skills necessary to sell the Company's products effectively. The failure of the Company to manage its growth effectively would have a material adverse effect on the Company's business, operating results and financial condition.

     International Revenues; International Operations. The Company maintains a sales office in the United Kingdom and has derived a large portion of its revenues from international operations. In 1994, 1995, 1996 and the six months ended June 30, 1997, international revenues accounted for 52%, 52%, 51% and 41% of the Company's total revenues, respectively, primarily from sales in the United Kingdom. There can be no assurance that the Company will be able to maintain international sales of its products or that, as the Company implements its distribution strategy, international distribution channels will develop or be able to effectively market, sell, service and support the Company's products. International operations generally are subject to certain risks, including difficulties in staffing and managing operations, dependence on independent relicensors, fluctuations in foreign currency exchange rates, compliance with foreign regulatory and market requirements, unexpected changes in regulatory requirements, variability of foreign economic conditions and changing restrictions imposed by United States export laws. Additional risks inherent in the Company's international business activities generally include tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, results of operations and financial condition. The Company does not engage in any hedging transactions through the purchase of derivative securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing" and
" -- Customers."

     Dependence on Key Personnel. The Company's performance depends substantially on the performance of its executive officers and key employees, none of whom has had experience in managing a public company. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and highly skilled development team. The Company does not have employment contracts with any of its key personnel. The loss of the services of any of the Company's executive officers or other key employees could have a material adverse effect on the business, operating results and financial condition of the Company. See "Business -- Employees" and " -- Management."

     Dependence on Proprietary Rights. The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, many companies do business under or use the name "Cascade." The Company holds a servicemark for the name in connection with services and has applied for a trademark for the name in connection with its products. There can be no assurance that claims will not be made by third parties alleging that the Company's use of its corporate or product names infringes upon their rights or that the name will be available to the Company in the future.

     Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products, to perform key functions, including the MediaSphere search engine. There can be no assurances that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which would have a material adverse effect on the Company's business, operating results and financial condition.

     Product Liability; Potential for Undetected Errors. The Company's license agreements with its customers generally contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of federal, state or local laws or ordinances enacted in the future or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date and carries product liability insurance, there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

     Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions or enhancements are released. There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in new products, versions or enhancements after commencement of commercial shipment. In addition, third-party products, upon which the Company's products are dependent, such as the MediaSphere search engine, and various hardware components, may contain defects that could reduce the performance of the Company's products. Although the Company has not experienced any material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, which could cause delays in product introduction and shipments or require design modifications that could have a material adverse effect on the Company's business, operating results and financial condition.

     Concentration of Stock Ownership. Upon completion of this offering, the Company's present directors, executive officers and their respective affiliates and other principal stockholders, including Adobe, will beneficially own approximately 37% of the outstanding Common Stock. As a result, these stockholders, if acting together, will be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Further, such stockholders, if acting together, could prevent the election of any person nominated to the Board of Directors by any other stockholder. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions" and "Principal and Selling Stockholders."

     Broad Discretion Over Use of Proceeds. The Company expects to use the net proceeds of this offering for working capital and other general corporate purposes. A portion of the net proceeds of the offering may also be used to acquire or invest in products, technologies or businesses which broaden or enhance the Company's current product offerings or expand its distribution channels. There are no current agreements or negotiations with respect to any acquisitions, investments or other transactions. As of the date of this Prospectus, the Company has no specific plans as to the use of the net proceeds from this offering. Pending any such uses, the net proceeds will be invested in investment grade, interest-bearing securities. The Company's management will have discretion over the use and investment of such net proceeds. See "Use of Proceeds."

     No Prior Public Market for the Common Stock; Potential Limited Trading Market; Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after the offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial offering price will be determined by negotiation between the Company and the representatives of the Underwriters based upon several factors. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Underwriting."

     Benefits of the Offering to Existing Stockholders. After this offering, it is expected that a public market will exist for the Common Stock. At an assumed initial offering price of $10.00 per share, there will be a substantial increase in the market value of the Common Stock held by management and existing stockholders over their original purchase price. As of September 15, 1997, the directors, officers and 5% stockholders of the Company would have beneficially held an aggregate of 3,141,281 shares of Common Stock having an aggregate original purchase price of $3,987,680 and a market value, based on an assumed initial public offering price of $10.00 per share, of approximately $31,412,810. The Selling Stockholders are selling an aggregate of 550,000 shares of Common Stock in this offering, an aggregate of 144,500 of which shares are among the 3,141,281 shares of Common Stock beneficially held by the directors, officers and 5% stockholders of the Company. None of the executive officers or directors of the Company will be participating in such sale of Common Stock. In the event that the overallotment option is exercised by the Underwriters, certain executive officers of the Company will sell 120,000 of such shares of Common Stock. See "Dilution," "Management" and "Principal and Selling Stockholders."

     Immediate and Substantial Dilution. The initial public offering price is substantially higher than the net tangible book value per share of the currently outstanding Common Stock of the Company. Investors participating in this offering therefore will incur immediate, substantial dilution to the tangible net book value of their investment from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. On the date of this Prospectus, in addition to the 2,800,000 shares offered hereby, approximately 8,500 shares of Common Stock, which are not subject to 180-day or 270-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 59,452 additional shares of Common Stock, which are not subject to the Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days and 270 days after the date of this Prospectus, approximately 3,906,817 and 350,756 additional shares of Common Stock, respectively, will be available for sale in the public market, subject to the provisions of the Lock-Up Agreements and Rule 144 under the Securities Act. In addition, Adobe will hold 1,300,500 shares eligible for resale pursuant to Rule 144 under the Securities Act after the expiration of the 180-day lock-up period. Any subsequent disposition by Adobe of its holdings or distribution by Adobe of such shares to its own stockholders for resale could, as noted above, have an adverse impact on the market price for the Company's stock. Promptly following the consummation of this offering, the Company intends to register an aggregate of 400,000 shares of Common Stock issuable under its 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan. In addition, the Company intends to register approximately 2,384,350 shares of Common Stock issuable under its Second Amended 1994 Stock Option Plan and 1997 Stock Incentive Plan following the 90th day after the date of this Prospectus. Holders of approximately 4,086,888 shares of Common Stock (including 180,071 shares of Common Stock which may be acquired pursuant to the exercise of vested options held by them) and 350,756 shares of Common Stock have agreed, pursuant to the Lock-Up Agreements, not to sell, offer, contract or grant any option to sell, pledge, transfer establish an open put equivalent position or otherwise dispose of such shares for 180 days and 270 days, respectively, after the date of the final Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The holders of approximately 4,245,073 shares of Common Stock are entitled to certain piggyback and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through a subsequent offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

     Certain Anti-Takeover Effect Provisions Affecting Stockholders. The Company's Certificate of Incorporation and Amended and Restated Bylaws requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders and that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer (or, if none, the President) or by the Board of Directors. The Certificate of Incorporation and Bylaws also provides for a classified Board of Directors, and that members of the Board of Directors may be removed only for cause. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, authorized Preferred Stock with rights senior to the Common Stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Charter and By-law Provisions."

     No Present Intention to Pay Dividends; Restrictions on Payment of Dividends. The Company currently intends to retain future earnings, if any, to fund development and growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company's existing credit facilities prohibit the payment of cash dividends without the consent of the lenders. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,250,000 shares of Common Stock offered by the Company hereby are estimated to be $20,175,000 ($22,013,210 if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $10.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."


     The Company intends to use the net proceeds of this Offering for general corporate purposes, including working capital. A portion of the net proceeds may also be used for investments in or acquisitions of complementary businesses, products or technologies, although the Company has no plans, commitments or agreements, nor is it engaged in any negotiations, with respect to any such transactions as of the date of this Prospectus. However, the Company has not yet identified specific uses for such proceeds and will have discretion over their use and investment. See "Risk Factors -- Broad Discretion Over Use of Proceeds." Pending such uses, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain any future earnings for use in developing and growing its business and, therefore, does not anticipate paying any cash dividends on its capital stock in the foreseeable future. The Company is subject to certain restrictions on the payment of dividends imposed by its commercial bank.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company as described in Note 1 below, and (iii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale by the Company of the 2,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and receipt of the net proceeds therefrom, after deducting estimated underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                     JUNE 30, 1997
                                                          -----------------------------------
                                                                                   PRO FORMA
                                                          ACTUAL   PRO FORMA(1)   AS ADJUSTED
                                                          ------   ------------   -----------
                                                                    (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $.001 par value; no shares
     authorized, issued or outstanding (actual);
     1,000,000 shares authorized, no shares issued or
     outstanding (pro forma and pro forma as
     adjusted).......................................... $    --      $   --        $    --
  Series A Preferred Stock, $.001 par value; 1,700,000
     shares authorized, issued and outstanding (actual);
     no shares authorized, issued or outstanding (pro
     forma and pro forma as adjusted)...................   1,700          --             --
  Series B Preferred Stock, $.001 par value; 400,000
     shares authorized, issued and outstanding (actual);
     no shares authorized, issued or outstanding (pro
     forma and pro forma as adjusted)...................   2,000          --             --
  Common Stock, $.001 par value; 7,500,000 shares
     authorized, 2,777,276 shares issued (actual);
     25,000,000 shares authorized, 4,877,276 shares
     issued (pro forma); and 25,000,000 shares
     authorized, 7,127,276 shares issued (pro forma as
     adjusted)(2).......................................       3           5              7
  Additional paid-in capital............................     612       4,310         24,483
  Accumulated deficit...................................  (2,110)     (2,110)        (2,110)
  Cumulative translation adjustment.....................     101         101            101
  Treasury stock, 2,344 shares at cost..................      (1)         (1)            (1)
                                                         -------     -------        -------
  Total stockholders' equity............................   2,305       2,305         22,480
                                                         -------     -------        -------
  Total capitalization.................................. $ 2,305     $ 2,305        $22,480
                                                         =======     =======        =======

---------------
(1) Presented on a pro forma basis to give effect to (i) the conversion of all outstanding shares of the Company's Series A and Series B Preferred Stock into an aggregate of 2,100,000 shares of Common Stock upon the closing of this offering, and (ii) the further amendment and restatement of the Company's Amended and Restated Certificate of Incorporation, to be effective upon the closing of this offering, removing the Company's existing series of Preferred Stock and creating a class of authorized but undesignated Preferred Stock. See Note 13 of Notes to Consolidated Financial Statements.

(2) Excludes an aggregate of 1,841,900 shares of Common Stock issuable upon the exercise of options outstanding as of June 30, 1997 at a weighted average exercise price of $4.37 per share, of which options to purchase 300,080 shares were then exercisable. See "Management -- Stock Plans" and Note 8 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1997 was approximately $2,286,000 or $0.47 per share of Common Stock. "Pro forma net tangible book value" represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding, after giving effect upon closing of this offering to the conversion of the Convertible Preferred Stock into 2,100,000 shares of Common Stock. After giving effect to the sale by the Company of 2,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1997 would have been approximately $22,462,000 or $3.15 per share. This represents an immediate increase in pro forma net tangible book value of $2.68 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.85 per share to new investors purchasing Common Stock in the offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................................  $10.00
  Pro forma net tangible book value at June 30, 1997.......................... $0.47
  Increase per share attributable to new investors............................  2.68
Pro forma net tangible book value per share after the offering(1)...................    3.15
                                                                                      ------
Dilution per share to new investors.................................................  $ 6.85
                                                                                      ======

---------------
(1) If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value after this offering would be approximately $24,300,000, resulting in dilution to new investors in the offering of $6.68 per share. See "Underwriting."

     The following table sets forth, on a pro forma basis as of June 30, 1997, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into 2,100,000 shares of Common Stock upon the closing of this offering, the difference between the total consideration and the average price per share paid by the existing stockholders for their shares of the Company's Common Stock and that paid by the purchasers of shares offered by the Company hereby at an assumed initial public offering price of $10.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses by the Company.

                                         SHARES PURCHASED      TOTAL CONSIDERATION
                                        -------------------   ---------------------   AVERAGE PRICE
                                          NUMBER    PERCENT     AMOUNT      PERCENT     PER SHARE
                                        ----------  -------   -----------   -------   -------------
Existing stockholders(1)..............   4,874,932    68.4%   $ 4,366,000     16.3%      $  0.90
New investors.........................   2,250,000    31.6%    22,500,000     83.7%        10.00
                                         ---------   -----    -----------    -----
          Total.......................   7,124,932   100.0%   $26,866,000    100.0%
                                         =========   =====    ===========    =====

---------------
(1) Sales by the Selling Stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 4,324,932 shares, or 60.7% of the total number of shares of Common Stock outstanding after this offering, and will increase the number of shares held by new investors to 2,800,000, or 39.3% (3,220,000 shares, or 44.0% if the Underwriters'
    overallotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

     As of June 30, 1997, there were 1,841,900 shares of Common Stock issuable upon the exercise of options outstanding on that date at a weighted average exercise price of $4.37 per share. The issuance of shares upon exercise of these options is not reflected in the preceding tables. If all of the outstanding options were exercised in full, the dilution per share to new investors would be $6.60. Such exercises would (i) increase the number of shares held by existing stockholders to 6,166,832 shares, or 68.8% of the total number of shares of Common Stock to be outstanding after this offering, (ii) decrease the number of shares held by the new investors to 31.2% of the total number of shares of Common Stock to be outstanding after this offering, (iii) increase the total consideration paid to the Company by existing stockholders to approximately $12,416,000, or 30.7% of the total consideration paid to the Company, and (iv) increase the average price per share paid by existing stockholders to $2.01.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data set forth below for each of the fiscal years ended December 31, 1994, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 have been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The consolidated balance sheet data at December 31, 1994 is derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP and are not included in this Prospectus. The data presented as of and for the period ended December 31, 1993 are derived from the Company's unaudited financial statements which are not included in this Prospectus. The data presented as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, all unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period. The selected consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                            INCEPTION
                                                           (FEBRUARY 5,
                                                              1993)                                            SIX MONTHS ENDED
                                                             THROUGH           YEAR ENDED DECEMBER 31,             JUNE 30,
                                                           DECEMBER 31,    -------------------------------     -----------------
                                                               1993         1994        1995        1996        1996       1997
                                                           ------------    -------     -------     -------     ------     ------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license revenues..............................     $  494       $ 2,658     $ 4,905     $ 5,913     $2,558     $4,386
  Maintenance and service revenues.......................        236         1,177       2,243       4,428      1,653      2,639
  Hardware and other revenues............................      2,071         8,238      10,564       8,170      5,067      2,334
                                                              ------       -------     -------     -------     ------     ------
        Total revenues...................................      2,801        12,073      17,712      18,511      9,278      9,359
                                                              ------       -------     -------     -------     ------     ------
Cost of revenues:
  Cost of software license revenues......................        159           913       1,223       1,551        787        801
  Cost of maintenance and service revenues...............        180           790       2,157       2,981      1,298      1,640
  Cost of hardware and other revenues....................      1,657         6,797       8,851       5,311      3,314      1,687
                                                              ------       -------     -------     -------     ------     ------
        Total cost of revenues...........................      1,996         8,500      12,231       9,843      5,399      4,128
                                                              ------       -------     -------     -------     ------     ------
Gross profit.............................................        805         3,573       5,481       8,668      3,879      5,231
                                                              ------       -------     -------     -------     ------     ------
Operating expenses:
  Research and development...............................         --           444       1,177       1,890        859      1,170
  Sales and marketing....................................        339         1,957       3,171       4,061      1,958      2,267
  General and administrative.............................        778         1,965       2,523       2,713      1,266      1,622
                                                              ------       -------     -------     -------     ------     ------
        Total operating expenses.........................      1,117         4,366       6,871       8,664      4,083      5,059
                                                              ------       -------     -------     -------     ------     ------
Income (loss) from operations............................       (312)         (793)     (1,390)          4       (204)       172
Other income (expense)...................................         (1)           54          12         109         65        106
                                                              ------       -------     -------     -------     ------     ------
Income (loss) before provision (benefit) for income
  taxes..................................................       (313)         (739)     (1,378)        113       (139)       278
Provision (benefit) for income tax.......................         --             6          22          20        (25)        47
                                                              ------       -------     -------     -------     ------     ------
Net income (loss)........................................     $ (313)      $  (745)    $(1,400)    $    93     $ (114)    $  231
                                                              ======       =======     =======     =======     ======     ======
Pro forma net income per common share....................                                          $  0.02                $ 0.04
                                                                                                   =======                ======
Pro forma weighted average common shares and common share
  equivalents outstanding................................                                            6,008                 6,066
                                                                                                   =======                ======

                                                                                                           JUNE 30, 1997
                                                                                                          ----------------
                                                                           DECEMBER 31,                              AS
                                                              ---------------------------------------             ADJUSTED
                                                               1993       1994       1995       1996      ACTUAL    (1)
                                                              ------     ------     ------     ------     ------  --------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.....................................................     $  213     $1,100     $1,327     $3,103     $2,071   $22,246
Working capital (deficit)................................        104        434       (936)     1,014      1,260    21,435
Total assets.............................................      2,542      4,204      6,497      7,699      6,933    27,108
Total stockholders' equity (deficit).....................        (35)     1,270        (83)     2,075      2,305    22,480

---------------
(1) As adjusted to give effect to the sale of the 2,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share after deducting the Underwriters discounts and commissions and estimated offering expenses payable by the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

OVERVIEW

     The Company designs, develops, markets and supports software solutions designed to permit newspapers, magazines and large organizations to address critical workflow and content management needs on a timely and cost-effective basis. The Company's DataFlow system manages the process of publishing information by providing data management, tracking, workflow and archiving functionality. The Company's MediaSphere system is designed to meet the archiving, search and retrieval needs of organizations dealing with large amounts of multimedia data. The Company's products are client/server based and support leading industry standards, permitting users to access, manipulate, store and reuse content on a scalable basis across different media. The Company introduced Internet capability to its MediaSphere system in 1996 and is scheduled to make generally available Internet capability for its DataFlow system in October 1997. These features are designed to enable users both to exploit the Internet as a delivery medium, and also to make use of the Internet (and corporate Intranets) as a communications channel to facilitate the production process within their organizations.

     From 1994 through early 1996, the Company operated primarily as a systems integrator, providing a "turn-key solution," including hardware, software and services. As a result, the Company derived a significant portion of its revenues from the resale of hardware, principally Sun Microsystems servers and related peripherals. During 1996, the Company revised its strategy and began to unbundle its offering to focus on the software and service elements of the solution. The resale of hardware was de-emphasized and is being phased out. The emphasis on the software and service elements has led to a more rapid growth in software license fees and maintenance and service revenues.


     The Company's historical resale of hardware was viewed by the Company as a convenience to its customers rather than as a long-term strategic initiative. Hardware is a commodity business and typically carries much lower margins than the services or software elements of a transaction. Accordingly, the Company made the decision in 1996 to phase out the resale of hardware. This was accomplished by encouraging existing customers to seek an alternate source for their hardware requirements, not offering new customers the option to purchase hardware, eliminating the payment of commissions to the Company's sales personnel on the resale of hardware and increasing the commissions to sales personnel on the software element of a sale.



     The Company believes that the net effect of phasing out the resale of hardware will be an elimination of the lower margins associated with the resale of hardware more than offset by the increased margins on additional software sales.


     Software license revenues include revenues from noncancellable software license agreements entered into between the Company and its customers with respect to the Company's products. Additionally, the Company has entered into selected arrangements with distributors that are authorized to relicense the Company's products to end-users. See "Business -- Sales and Marketing." Software license revenues are recognized in accordance with Statement of Position 91-1, Software Revenue Recognition or Statement of Position 81-1, Contract Accounting, depending upon the nature of the transaction. See Note 2 of Notes to Consolidated Financial Statements. The Company offers a server and per client license for each of its systems. Depending upon the specific configuration, the license fee paid by a specific customer can vary significantly. Server license fees range from $60,000 to $100,000 and the average fee for a typical system is approximately $250,000.

     The Company's maintenance and service revenues are comprised of software maintenance revenues and consulting services and training revenues. Maintenance revenues are billed separately and are recognized ratably over the period of the maintenance agreement, which is typically one year. Consulting services and training revenues are recognized as the services are performed.

     Hardware and other revenues include revenues derived from the resale of hardware including hardware maintenance fees by the Company to its customers. Such revenues are recognized upon shipment of the hardware, or in the case of hardware maintenance fees, over the service period. As noted above, the Company has been phasing out the resale of hardware and does not expect hardware and other revenues to represent a material portion of its business in the future.

     The table below summarizes the Company's transition from a systems integration business model to an application software business model company and the corresponding change in the composition and growth in the Company's revenue components.

                                                                              SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             JUNE 30,
                                          -------------------------------     -----------------
                                           1994        1995        1996        1996       1997
                                          -------     -------     -------     ------     ------
                                                             (IN THOUSANDS)
Software license revenues...............  $ 2,658     $ 4,905     $ 5,913     $2,558     $4,386
Maintenance and service revenues........    1,177       2,243       4,428      1,653      2,639
Hardware and other revenues.............    8,238      10,564       8,170      5,067      2,334
                                          -------     -------     -------     ------     ------
          Total revenues................  $12,073     $17,712     $18,511     $9,278     $9,359
                                          =======     =======     =======     ======     ======

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the Company's consolidated statement of operations data expressed as a percentage of total revenues.

                                                                                      SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                   --------------------------       ---------------
                                                   1994       1995       1996       1996       1997
                                                   ----       ----       ----       ----       ----
Revenues:
  Software license revenues......................    22%        28%        32%        27%        47%
  Maintenance and service revenues...............    10%        13%        24%        18%        28%
  Hardware and other revenues....................    68%        59%        44%        55%        25%
                                                    ---        ---        ---        ---        ---
          Total revenues.........................   100%       100%       100%       100%       100%
                                                    ---        ---        ---        ---        ---
Cost of revenues:
  Cost of software license revenues..............     8%         7%         8%         8%         9%
  Cost of maintenance and service revenues.......     6%        12%        16%        14%        17%
  Cost of hardware and other revenues............    56%        50%        29%        36%        18%
                                                    ---        ---        ---        ---        ---
          Total cost of revenues.................    70%        69%        53%        58%        44%
                                                    ---        ---        ---        ---        ---
Gross profit.....................................    30%        31%        47%        42%        56%
                                                    ---        ---        ---        ---        ---
Operating expenses:
  Research and development.......................     4%         7%        10%         9%        13%
  Sales and marketing............................    16%        18%        22%        21%        24%
  General and administrative.....................    16%        14%        15%        14%        17%
                                                    ---        ---        ---        ---        ---
          Total operating expenses...............    36%        39%        47%        44%        54%
                                                    ---        ---        ---        ---        ---
Income (loss) from operations....................    (6)%       (8)%       --%        (2)%        2%
Other income (expense)...........................    --         --          1%         1%         1%
Provision for income taxes.......................    --         --         --         --          1%
                                                    ---        ---        ---        ---        ---
Net income(loss).................................    (6)%       (8)%        1%        (1)%        2%
                                                    ===        ===        ===        ===        ===

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

  Revenues

     Total revenues were $9.4 million for the six months ended June 30, 1997 as compared to $9.3 million for the six months ended June 30, 1996. In line with the Company's transition strategy, this increase in total revenues was attributable to an increase in software license revenues, offset in part by a decrease in hardware and other revenues. Software license revenues increased 71% to $4.4 million for the six months ended June 30, 1997 from $2.6 million for the six months ended June 30, 1996, primarily due to increased sales of the Company's DataFlow and MediaSphere products. Maintenance and service revenues increased 60%, to $2.6 million for the six months ended June 30, 1997 from $1.7 million for the six months ended June 30, 1996. This increase was primarily attributable to an increase in the installed base of customers, leading to an increase in maintenance revenues, and new customer implementations, resulting in increased consulting services and training revenues. Hardware and other revenues decreased 54% to $2.3 million for the six months ended June 30, 1997 from $5.1 million for the six months ended June 30, 1996. This decrease was attributable to the Company's decision in 1996 to phase out the resale of hardware. International revenues decreased 3% to $3.8 million for the six months ended June 30, 1997 from $3.9 million for the six months ended June 30, 1996. International revenues as a percentage of total revenues decreased to 40.5% for the six months ended June 30, 1997 from 42.1% for the six months ended June 30, 1996.

  Cost of Revenues

     Cost of Software License Revenues. Cost of software license revenues consists primarily of costs of sublicensing third party software products, product media and duplication. Cost of software license revenues increased 2%, to $801,000 for the six months ended June 30, 1997 from $787,000 for the six months ended June 30, 1996. The increase was primarily due to the corresponding increase in software license revenues. Cost of software license revenues as a percentage of software license revenues decreased to 18% for the six months ended June 30, 1997 from 31% for the six months ended June 30, 1996. The decrease as a percentage of revenues was due to fewer third party products being embedded in the Company's product offerings, thereby reducing royalties due to third parties.

     Cost of Maintenance and Service Revenues. Cost of maintenance and service revenues consists of the costs of consulting engineers and support personnel and the related facilities, computers and communications costs to provide training, technical support and implementation consulting services to licensees of the Company's products. Cost of maintenance and service revenues was $1.6 million for the six months ended June 30, 1997 and $1.3 million for the six months ended June 30, 1996. Cost of maintenance and service revenues as a percentage of maintenance and service revenues declined to 62% for the six months ended June 30, 1997 from 79% for the six months ended June 30, 1996. The decrease as a percentage of revenues resulted primarily from operating efficiencies.

     Cost of Hardware and Other Revenues. Cost of hardware and other revenues consists primarily of the costs of third-party hardware products. The cost of hardware and other revenues decreased 49% to $1.7 million for the six months ended June 30, 1997 from $3.3 million for the six months ended June 30, 1996, primarily due to the Company's shift in business strategy to phase out the resale of hardware. Cost of hardware and other revenues as a percentage of hardware and other revenues increased to 72% for the six months ended June 30, 1997 from 65% for the six months ended June 30, 1996.

  Operating Expenses

     Research and Development. Research and development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities and consist primarily of engineering personnel costs and the related facilities, computers and communications costs. Research and development expenses increased 36% to $1.2 million for the six months ended June 30, 1997 from $859,000 for the six months ended June 30, 1996. Research and development expenses as a percentage of total revenues were 12.5% for the six months ended June 30, 1997 and 9.3% for the six months ended June 30, 1996 due to the hiring of additional engineers to support the Company's software development activities. The Company anticipates that research and development spending in total and as a percentage of revenues will continue to increase.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses, travel, promotional expenses, facilities, computers and communications costs. Sales and marketing expenses increased 16% to $2.3 million for the six months ended June 30, 1997 from $2.0 million for the six months ended June 30, 1996. Sales and marketing expenses as a percentage of total revenues increased to 24.2% for the six months ended June 30, 1997 from 21.1% for the six months ended June 30, 1996. The increase in dollar amount and as a percentage of total revenues was attributable to the increase in the number of direct sales personnel and increased software revenues resulting in increased commissions. The Company anticipates that sales and marketing spending in total and as a percentage of revenues will continue to increase as the Company launches new products, continues to invest in its direct and indirect sales force, and builds new sales channels.

     General and Administrative. General and administrative expenses consist primarily of salaries of executive, administrative and financial personnel, as well as provisions for doubtful accounts and outside professional fees. General and administrative expenses increased 28% to $1.6 million for the six months ended June 30, 1997 from $1.3 million for the six months ended June 30, 1996. General and administrative expenses as a percentage of total revenues increased to 17.3% for the six months ended June 30, 1997 from 13.6% for the six months ended June 30, 1996. The increase in dollar amount and as a percentage of total revenues was attributable primarily to severance payments of approximately $144,000 expensed in the first quarter of 1997 relating to the termination of certain members of the Company's UK management personnel also in the first quarter of 1997 as well as additional provisions to the allowance for doubtful accounts.

     Provision for Income Taxes. In accordance with generally accepted accounting principles, the Company provides for income taxes on an interim basis, using its estimated effective annual income tax rate. The Company anticipates an effective annual income tax rate for 1997 of approximately 17%, which is less than the combined federal, state and foreign tax rates. The Company's effective annual income tax rate is less than the combined federal, state and foreign statutory rates primarily due to the utilization of net operating loss and tax credit carryforwards. The Company provided for minimum state income taxes only in 1996 due to the fact that the Company was in a net operating loss position.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues

     Total revenues were $18.5 million for the year ended December 31, 1996 as compared to $17.7 million for the year ended December 31, 1995, which was primarily attributable to an increase in software license revenues and maintenance and service revenues, offset by a decrease in hardware and other revenues, as the Company transitioned from a systems integration business model to an application software business model. Software license revenues increased 21% to $5.9 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995. This increase was attributable to increased sales of DataFlow and the initial market acceptance of MediaSphere, which was introduced in the latter part of 1995. Maintenance and service revenues increased 97% to $4.4 million for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995. This increase was primarily attributable to an increase in the installed base of customers, leading to an increase in maintenance revenues and new customer implementations, driving the increase in consulting services and training revenues. Hardware and other revenues decreased 23% to $8.2 million for the year ended December 31, 1996 from $10.6 million for the year ended December 31, 1995. This decrease was attributable to the Company's decision in 1996 to phase out the resale of hardware. International revenues increased 2% to $9.4 million for the year ended December 31, 1996 from $9.2 million for the year ended December 31, 1995. International revenues decreased to 51% of total revenues in 1996 as compared to 52% of total revenues in 1995.

  Cost of Revenues

     Cost of Software License Revenues. Cost of software license revenues increased 27% to $1.6 million for the year ended December 31, 1996 from $1.2 million for the year ended December 31, 1995. Cost of software license revenues as a percentage of software license revenues increased to 26% for the year ended December 31, 1996 from 25% for the year ended December 31, 1995. The increase in dollar amount as well as percentage of revenues was primarily due to the corresponding increase in software license fees resulting in increased commissions partially offset by a change in the mix of products sold to those which carried lower royalties to third parties.

     Cost of Maintenance and Service Revenues. Cost of maintenance and service revenues increased 38% to $3.0 million for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995. The increase related primarily to the hiring of additional consulting service engineers. Cost of maintenance and service revenues as a percentage of maintenance and service revenues declined to 67% for the year ended December 31, 1996 from 96% for the year ended December 31, 1995. The decline in percentage of revenues related primarily to operating efficiencies.

     Cost of Hardware and Other Revenues. The cost of hardware and other revenues decreased 40% to $5.3 million for the year ended December 31, 1996 from $8.9 million for the year ended December 31, 1995, primarily due to a corresponding decline in hardware and other revenues.

  Operating Expenses

     Research and Development. Research and development expenses increased 61% to $1.9 million for the year ended December 31, 1996 from $1.2 million for the year ended December 31, 1995. Research and development expenses as a percentage of total revenues increased to 10.2% for the year ended December 31, 1996 from 6.6% for the year ended December 31, 1995 due to the hiring of additional engineers to support the Company's software development activities.

     Sales and Marketing. Sales and marketing expenses increased 28% to $4.1 million for the year ended December 31, 1996 from $3.2 million for the year ended December 31, 1995. Sales and marketing expenses as a percentage of total revenues increased to 21.9% for the year ended December 31, 1996 from 17.9% for the year ended December 31, 1995. The increase in dollar amount and as a percentage of total revenues was attributable to the increase in the number of direct sales personnel and increased software revenues resulting in increased commissions.

     General and Administrative. General and administrative expenses increased 8% to $2.7 million for the year ended December 31, 1996 from $2.5 million for the year ended December 31, 1995. General and administrative expenses as a percentage of total revenues increased to 14.7% for the year ended December 31, 1996 from 14.2% for the year ended December 31, 1995. The increase in dollar amount and as a percentage of total revenues was attributable primarily to normal salary increases for management and administrative personnel.

     Provision for Income Taxes. The provision for income taxes in 1996 and 1995 represents minimum federal and state income taxes. As of December 31, 1996 the Company had available U.K. net operating loss carryforwards of approximately $637,000, which can be carried forward indefi-nitely to offset U.K. income. In addition, the Company had available U.S. operating loss carryforwards of approximately $354,000 and research and development tax credits of approximately $44,000. The Company has provided a full valuation allowance against the net operating loss and tax credit carryforwards, as management believes that it is more likely than not that the net operating loss and tax credit carryforwards will not be realized.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenues

     Total revenues were $17.7 million for the year ended December 31, 1995 as compared to $12.1 million for the year ended December 31, 1994. Software license revenues increased 85% to $4.9 million for the year ended December 31, 1995 from $2.7 million for the year ended December 31, 1994. This increase was attributable to increased sales of DataFlow, introduced in mid-1994 and available for all of 1995, as well as the initial market acceptance of MediaSphere, which was introduced in the latter part of 1995. Maintenance and service revenues increased 91% to $2.2 million for the year ended December 31, 1995 from $1.2 million for the year ended December 31, 1994. The increase was primarily attributable to an increase in the installed base of customers, leading to an increase in maintenance revenues, and new customer implementations, driving an increase in consulting services and training revenues. Hardware and other revenues increased 28% to $10.6 million for the year ended December 31, 1995 from $8.2 million for the year ended December 31, 1994. The increase was primarily due to increased system sales in 1995. International revenues increased 46% to $9.2 million for the year ended December 31, 1995 from $6.3 million for the year ended December 31, 1994. International revenues were 52% of total revenues in 1995 and 1994.

  Cost of Revenues

     Cost of Software License Revenues. Cost of software license revenues increased to $1.2 million for the year ended December 31, 1995 from $913,000 for the year ended December 31, 1994. The increase in dollar amount was primarily due to the corresponding increase in software license fees. Cost of software license revenues as a percentage of software license revenues decreased to 24.9% for the year ended December 31, 1995 from 34.3% for the year ended December 31, 1994. The decrease as a percentage of software license revenues reflected the change in the mix of products sold to those which carried lower royalties to third parties.

     Cost of Maintenance and Service Revenues. Cost of maintenance and service revenues increased to $2.2 million for the year ended December 31, 1995 from $790,000 for the year ended December 31, 1994. Cost of services as a percentage of service revenues increased to 96.2% for the year ended December 31, 1995 from 67.1% for the year ended December 31, 1994 due to the hiring of additional consulting service engineers to support the growth in customers and introduction of new products.

     Cost of Hardware and Other Revenues. The cost of hardware and other revenues increased to $8.9 million for the year ended December 31, 1995 from $6.8 million for the year ended December 31, 1994, primarily due to a corresponding increase in hardware and other revenues.

  Operating Expenses

     Research and Development. Research and development expenses increased 165.1% to $1.2 million for the year ended December 31, 1995 from $444,000 for the year ended December 31, 1994. Research and development expenses as a percentage of total revenues increased to 6.6% for the year ended December 31, 1995 from 3.7% for the year ended December 31, 1994, due to the hiring of additional engineers.

     Sales and Marketing. Sales and marketing expenses increased 62% to $3.2 million for the year ended December 31, 1995 from $2.0 million for the year ended December 31, 1994. Sales and marketing expenses as a percentage of total revenues increased to 17.9% for the year ended December 31, 1995 from 16.2% for the year ended December 31, 1994. The increase in dollar amount and as a percentage of total revenues was attributable primarily to the increase in the number of direct sales personnel and increased sales leading to increased commissions.

     General and Administrative. General and administrative expenses increased 28.4% to $2.5 million for the year ended December 31, 1995 from $2.0 million for the year ended December 31, 1994. General and administrative expenses as a percentage of total revenues decreased to 14.2% for the year ended December 31, 1995 from 16.3% for the year ended December 31, 1994. The increase in dollar amount related primarily to the hiring of additional management and administrative personnel.

     Provision for Income Taxes. The provision for income taxes in 1995 and 1994 represents minimum state income taxes.

SELECTED QUARTERLY OPERATING RESULTS

     The following tables present certain consolidated financial information for the last six fiscal quarters. In management's opinion, this unaudited information has been prepared on the same basis as the audited Consolidated Financial Statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the audited Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of results for any future period.

                                                                     QUARTER ENDED
                                            ---------------------------------------------------------------
                                            MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                              1996       1996       1996       1996       1997       1997
                                            --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS)
Revenues:
  Software license revenues...............   $1,238     $1,320      $1,452    $1,903     $2,076     $2,310
  Maintenance and service revenues........      594      1,059       1,442     1,333      1,308      1,331
  Hardware and other revenues.............    3,079      1,988       1,398     1,705      1,355        979
                                             ------     ------      ------    ------     ------     ------
          Total revenues..................    4,911      4,367       4,292     4,941      4,739      4,620
                                             ------     ------      ------    ------     ------     ------
Cost of revenues:
  Cost of software license revenues.......      480        307         392       372        324        477
  Cost of maintenance and service
     revenues.............................      606        692         838       845        849        791
  Cost of hardware and other revenues.....    2,006      1,308         898     1,099        961        726
                                             ------     ------      ------    ------     ------     ------
          Total cost of revenues..........    3,092      2,307       2,128     2,316      2,134      1,994
                                             ------     ------      ------    ------     ------     ------
Gross profit..............................    1,819      2,060       2,164     2,625      2,605      2,626
                                             ------     ------      ------    ------     ------     ------
Operating expenses:
  Research and development................      401        458         474       557        608        562
  Sales and marketing.....................      976        982       1,034     1,069      1,097      1,170
  General and administrative..............      688        578         648       799        854        768
                                             ------     ------      ------    ------     ------     ------
          Total operating expenses........    2,065      2,018       2,156     2,425      2,559      2,500
                                             ------     ------      ------    ------     ------     ------
Income (loss) from operations.............     (246)        42           8       200         46        126
Other income, net.........................       15         50          29        15         44         62
                                             ------     ------      ------    ------     ------     ------
Income (loss) before provision for income
  taxes...................................     (231)        92          37       215         90        188
Provision (benefit) for income taxes......      (42)        17           7        38         15         32
                                             ------     ------      ------    ------     ------     ------
Net income (loss).........................   $ (189)    $   75      $   30    $  177     $   75     $  156
                                             ======     ======      ======    ======     ======     ======

                                                                  QUARTER ENDED
                                        ------------------------------------------------------------------
                                        MAR. 31,    JUN. 30,   SEP. 30,    DEC. 31,   MAR. 31,    JUN. 30,
                                          1996        1996       1996        1996       1997        1997
                                        ---------   --------   ---------   --------   ---------   --------
Revenues:
  Software license revenues...........      25%         30%        34%         39%        44%         50%
  Maintenance and service revenues....      12%         24%        34%         27%        28%         29%
  Hardware and other revenues.........      63%         46%        32%         34%        28%         21%
                                           ---         ---        ---         ---        ---         ---
          Total revenues..............     100%        100%       100%        100%       100%        100%
                                           ---         ---        ---         ---        ---         ---
Cost of revenues:
  Cost of software license revenues...      10%          7%         9%          8%         7%         10%
  Cost of maintenance and service
     revenues.........................      12%         16%        20%         17%        18%         17%
  Cost of hardware and other
     revenues.........................      41%         30%        21%         22%        20%         16%
                                           ---         ---        ---         ---        ---         ---
          Total cost of revenues......      63%         53%        50%         47%        45%         43%
                                           ---         ---        ---         ---        ---         ---
Gross profit..........................      37%         47%        50%         53%        55%         57%
                                           ---         ---        ---         ---        ---         ---
Operating expenses:
  Research and development............       8%         11%        11%         11%        13%         12%
  Sales and marketing.................      20%         22%        24%         22%        23%         25%
  General and administrative..........      14%         13%        15%         16%        18%         17%
                                           ---         ---        ---         ---        ---         ---
          Total operating expenses....      42%         46%        50%         49%        54%         54%
                                           ---         ---        ---         ---        ---         ---
Income (loss) from operations.........     (5)%          1%        --           4%         1%          3%
Other income, net.....................      --           1%         1%         --          1%          1%
                                           ---         ---        ---         ---        ---         ---
Income (loss) before provision for
  income taxes........................     (5)%          2%         1%          4%         2%          4%
Provision (benefit) for income
  taxes...............................     (1)%         --         --          --         --           1%
                                           ---         ---        ---         ---        ---         ---
Net income (loss).....................     (4)%          2%         1%          4%         2%          3%
                                           ===         ===        ===         ===        ===         ===

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the timing of large software license transactions, the Company's lengthy sales cycle, the proportion of revenues attributable to license revenues versus maintenance and service revenues, changes in the level of operating expenses, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. The Company typically pursues one or more large orders in each fiscal quarter, and the achievement of its quarterly revenue plans are dependent upon concluding and shipping at least one such order within the quarter. The Company has experienced seasonality in the demand for its products from the newspaper industry, with fewer orders being placed in the fourth calendar quarter of the year, at which time newspapers typically are focused on their own holiday advertising demands. The Company has often recognized a substantial portion of its revenues in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are substantially dependent on orders booked and shipped in the last month or last week of that quarter. See "Risk Factors -- Potential Fluctuations in Quarterly Results; Seasonality," and "-- Lengthy Sales and Implementation Cycles."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically financed its operations principally through cash flows from operating activities, equipment financing arrangements and private placements of capital stock to venture capital investors in 1994 and 1996.

     The Company's principal sources of cash have been the private placements of 1,700,000 shares of Series A Preferred Stock for $1,700,000 in 1994 and 400,000 shares of Series B Preferred Stock for $2,000,000 in 1996. The principal uses of cash were to fund operations and lease and purchase computers and equipment.

     As of June 30, 1997, the Company had cash and cash equivalents of $2.1 million as compared to $3.1 million at December 31, 1996. This decrease was primarily due to utilization of cash to fund operations, a reduction in accounts payable in the first six months of 1997, as well as expenditures related to certain fixed asset purchases in that period.

     The Company presently has available a $2.0 million working capital revolving line of credit with a bank, which is secured by the Company's accounts receivable. This facility is limited to the lesser of a percentage of the Company's qualifying accounts receivable or $2.0 million and will expire in June 1998. The agreement under which the line of credit was established contains certain covenants, including provisions requiring the Company to maintain minimum levels of tangible net worth, profitability and cash flows. The Company has not made any borrowings under this facility and no amounts were outstanding at August 31, 1997. See Note 6 of Notes to Consolidated Financial Statements.

     The Company does not currently have commitments for any material capital expenditures. The Company believes that the net proceeds from this offering, cash flows from operations and funds available under the line of credit will be sufficient to fund its operations for the foreseeable future.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     In 1995, the Company dismissed Coopers & Lybrand L.L.P. and engaged Arthur Andersen LLP, as its independent public accountants. The decision was made by the Company's Board of Directors, upon the recommendation of management, and was not due to any disagreement with the former accountants. During the fiscal year ended December 31, 1994 and the subsequent interim period immediately preceding the date of this change, the Company had no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement if not resolved to the satisfaction of the former accountants would have caused Coopers & Lybrand L.L.P. to make reference thereto in their report on the Company's financial statements; and the reports of the former accountants on the Company's financial statements for 1994 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

FORWARD-LOOKING INFORMATION

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 128, Earnings Per Share, which is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This statement requires restatement of all prior-period earnings per share data presented. The Company has not yet determined the impact of this statement on the earnings per share data presented.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Both SFAS No. 130 and SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of these new accounting standards will not have a material impact on the Company's financial statements.

                                    BUSINESS

OVERVIEW

     Cascade Systems Incorporated ("Cascade" or the "Company") designs, develops, markets and supports workflow and content management software solutions for newspapers, magazine and book publishers, commercial printers, retailers and other corporate publishers. The Company's DataFlow system manages the process of publishing information by providing content and data management, tracking, workflow and archiving functionality. The Company's MediaSphere system is designed to meet the archiving, search and retrieval needs of organizations dealing with large amounts of multimedia data. The Company's products are client/server based and support leading industry standards, permitting operators to access, manipulate, store and reuse content on a scalable basis across different media. The Company introduced Internet capability to its MediaSphere system in 1996 and is scheduled to make generally available Internet capability for its DataFlow system in October 1997. These features are designed to enable users both to exploit the Internet as a delivery medium and also to make use of the Internet (and corporate Intranets) as a communications channel to facilitate the production process within their organizations. The Company's newspaper customers include The Los Angeles Times, Newsday, The Miami Herald, The Mirror Group PLC (U.K.), The Boston Globe and The Daily Telegraph (U.K.). Other customers include magazine publishers such as The McGraw-Hill Companies, Inc. and Conde Nast Publications Inc., commercial printers such as Bowne & Co., Inc. and R.R. Donnelley & Sons Company, and retailers and catalog publishers including Amway Corporation and Val-Pak Direct Marketing Systems, Inc.

     The Company believes that its products are the leading solutions for tracking and managing production of advertisements by large newspapers. The Company intends to leverage the opportunities created by its technology and client base to expand its position in the newspaper market in the U.S. and internationally, both for advertising and for other editorial applications. The Company is also developing a workgroup content management solution to address the requirements of commercial printers and trade shops, and intends to apply its solutions to meet the needs of large organizations, such as retailers and consumer product companies, that manage a high volume of text and images internally. The Company markets its products and services primarily through its own direct sales force and distributors in certain overseas markets. The Company has a sales and marketing organization of 27 persons in locations throughout the United States, Canada and in the United Kingdom, as well as a services and technical support organization of 35 persons supporting custom implementation of its systems and ongoing maintenance. In addition, the Company has established a strategic relationship with Applied Graphics Technologies, Inc. for selling its solutions to corporate customers, and intends to establish a new channel of VARs and OEMs selling the workgroup content management solution in its targeted markets.

INDUSTRY BACKGROUND

     The worldwide publishing industry is undergoing significant change in response to competitive pressures. Publishers of newspapers and magazines are consolidating into larger organizations with multiple titles, formats and geographic locations. Publishing enterprises are also facing competition from alternative publishing on new media such as the Internet. Increased competition for subscribers has resulted in a trend toward more demographically targeted editorial, feature and advertising content. As a result, publishers are beginning to view their content assets, such as photos, graphics, illustrations, text and captions, as key competitive differentiators. Publishers are seeking ways to improve the management and utilization of that content both within their organizations and with their customers, while continuing to meet demanding time schedules and reduce costs.

     Traditionally, publishers used highly labor-intensive systems for production of printed materials, such as manual typesetting. As computer technology evolved during the 1960's and 1970's, publishers invested in mainframe-based computer equipment which automated and emulated these traditional production processes. Mainframe systems shortened the production process but were expensive, difficult to access, inflexible to use and required significant training, support and service.

These limitations were addressed by the widespread adoption during the late 1980's of PC-based solutions for desktop publishing that were cost-effective, easy to use and highly flexible. For the first time, personnel across the editorial and production process could use software supplied by Quark, Aldus Corporation and Adobe to perform typesetting and page-making functions at the desktop, bringing reporters, writers and editors closer to the final, printed product. This software also enabled users outside the traditional publishing industry to publish and distribute high-quality printed materials in-house.

                        TRADITIONAL PUBLISHING SOLUTION

     [GRAPHIC DESCRIPTION: Picture diagram depicting six bubbles each with a computer inside and a phrase describing one element of the Company's products. The phrases are as follows (clockwise from top right): Manage Workflow, Text Archiving, Manage Output, Web Publishing, Photo Archiving, and File Server OPI.]

     These developments have presented new challenges. In the absence of any automated content management system, the creation, manipulation, and storage of content by geographically dispersed workers with varying skills and responsibilities has remained inefficient and error prone. The need to transfer content to disks and to subsequently transfer such disks among operators, as well as the lack of any method to manage content and monitor job status, resulted in critical delays and errors. These challenges have been magnified and exacerbated by the advent of the Internet, presenting publishers and their customers with greater amounts of content to be managed.

     Publishers therefore require workflow and content management systems which can:

     - simplify and automate the tasks of manipulating content during the production process across an organization, regardless of geographic location or stage in the production process;

     - permit reliable, real time monitoring of the production process to assure that jobs meet applicable quality standards and are completed on time;

     - ensure that content can be located on a timely basis;

     - leverage content such as photos, graphics, illustrations, text and captions to be reused as a corporate asset; and

     - support complementary media and new delivery and communications channels, including the Internet, as they evolve.

THE CASCADE SOLUTION

     Cascade offers software solutions designed to permit publishers and large organizations to address critical workflow and content management needs in a rapidly evolving business and technological environment on a timely and cost-effective basis. Using the Company's DataFlow system, publishers can manage data, track job progress, monitor workflow and archive content. The Company's MediaSphere system applies intelligent indexing and search technology to accelerate search and retrieval, thereby permitting content reuse on a timely basis. These products are client/server based, support industry standards and permit operators to access, manipulate, store and reuse large amounts of content on a scalable basis across media.

     [GRAPHIC DESCRIPTION: Picture diagram depicting one computer in the center surrounded by six bubbles, each one containing a phrase that describes one element of the Company's product, with the product written beneath each bubble. Captions as follows (proceeding clockwise from left to right starting at top right): Manage Workflow -- DataFlow, Text Archiving -- MediaSphere, Manage Output -- DataFlow, Web Publishing -- W3 Extensions, Photo Archiving -- MediaSphere, File Server OPI -- DataFlow. Arrows point from each of the bubbles to the computer.]

     The Company's products deliver the following critical business benefits:

     - Automated Content Manipulation and Tracking. Because the Company's solutions permit the retrieval, search, manipulation and use of content on an automated basis, unnecessary manual production steps are eliminated. Operators can access content from files regardless of size without the use of disks, and each job can be tracked automatically from operator to operator across functions, reducing risks of errors attendant to manual intervention or data transfer.

     - Job Management Reporting. In addition, the DataFlow system permits real-time monitoring of scheduling and quality requirements by allowing a supervisor or user to identify the status of any job within the system, access the job, review its status, measure productivity and, if necessary, change the job's priority.

     - Timely, Reliable Access and Version Control. Because the Company's DataFlow system records the relationship between content, pages and jobs, production workers can find components of a particular page or job quickly and monitor that content is accurately manipulated at the appropriate stage of the production process, thereby reducing the need for costly rework.

     - Support of Multimedia and Internet Communications. The Company's MediaSphere system permits users to archive and retrieve data regardless of media type, including images, text, video and audio, to meet content management requirements as they evolve. In addition, the Company has added Internet capability to both MediaSphere and DataFlow. As a result, customers can exploit the Internet for access to content within their organizations and also as a delivery medium to their customers.

STRATEGY

     The Company's objective is to become a leading supplier of comprehensive automated workflow and content management solutions for the publishing industry and other large organiza-tions, building on its strong base in the newspaper and other publishing markets. The Company's strategy incorporates the following key elements:

     - Extend Leadership in Core Market. The Company believes that its products are the leading solution for tracking and managing production of advertisements by large newspapers. The ability of the Company's products to handle complex data formats and large files associated with the pre-press production process, and their ability to fit seamlessly within demanding production schedules, has permitted the Company to establish what it believes to be a pre-eminent position in the newspaper marketplace. The Company intends to continue to leverage opportunities created by its technology, client base and industry expertise to expand its position in the newspaper market in the U.S. and internationally, both for advertising and other applications.

     - Extend Functionality to Address New Technologies. The Company intends to continue to leverage the value of its technology through enhancements to support the Internet and other evolving technologies. These solutions enable the Company's users to utilize the Internet as a delivery medium, and make use of the Internet and Intranets as a communications channel to facilitate the production process within organizations and between organizations and customers. For example, publishers can provide proofs of advertisements or catalog pages to customers for their approval over the Internet, reducing delays and improving output and quality, all at reduced cost.

     - Leverage Expertise to Broaden Markets. The Company believes that its expertise in developing workflow and content management solutions for time-critical applications in the newspaper industry will permit it to expand to other publishing markets which face similar challenges, such as magazines, catalogs, retailers, and corporate and special purpose publishers. The Company is developing a workgroup content management solution to address the requirements of commercial printers and trade shops, and intends to apply its solutions to meet the needs of large organizations, such as retailers and consumer products companies, that manage a high volume of text and images internally as part of in-house publishing and similar functions.

     - Expand Distribution Capabilities. The Company intends to expand its global sales capabilities by increasing the size of its direct sales organization in major markets to target strategic accounts. The Company plans to expand its direct sales and marketing activities in both North America and Europe, while expanding its distribution network elsewhere. To achieve these goals, the Company is actively engaged in the development of localized versions of its workflow and content management solutions. In addition, the Company has established a strategic relationship with Applied Graphics Technologies for selling its solutions to corporate customers, and intends to establish a new channel of VARs and OEMs to sell the workgroup content management solution in its targeted markets.

PRODUCTS

     The Company's principal products, DataFlow and MediaSphere, monitor and control the collaborative efforts required to integrate images, graphics and texts in the production and publication of newspapers, magazines and catalogs, and automate and accelerate the access, manipulation, storage and reuse of publishing assets. Its DataFlow system manages the process of publishing information by providing content management, tracking, workflow and archiving functionality. The MediaSphere system is designed to meet the archiving, search and retrieval needs of organizations dealing with large amounts of multimedia data. Cascade introduced Internet capability to its MediaSphere system in 1996, and is scheduled to make generally available Internet capability for its DataFlow system in October 1997. These features are designed to enable users both to exploit the Internet as a delivery medium, and also to make use of it (and corporate Intranets) as a communications channel to facilitate the production process within organizations. These systems can be purchased and used separately, or operated together to provide users an integrated content management solution.

  DataFlow System

     First introduced in 1994, the Company's DataFlow system manages the process of publishing information by providing content management, tracking, workflow and archiving functionality. Text, images and pages developed by production operators using desktop publishing software are organized in the DataFlow system and routed through pre-defined workflows which include each step in the production process, such as creation, editing, proofing, correction, output and archiving.

     Using the DataFlow system, any job can be tracked against deadlines imposed for each step of the production process on a fully automated basis, while providing users with progress reports and an overview status of the entire production process. The DataFlow system eliminates many of the problems commonly associated with managing large amounts of data, tracking all production elements for efficient reuse of data and eliminating lost or duplicated information. DataFlow currently runs on a Sun server platform, using a Sybase relational database, and supports clients using PC or Macintosh workstations across a user network.

     DataFlow client software consists of a basic module that provides the functionality required for typical users, including the ability to access objects, move them through the production workflow process, archive them and restore them. In addition to the system's core functionality, modules may be purchased to fulfill specific production tasks, including:

     - Askme Reporting provides production reports for real time management of jobs and analysis of the production process. Every event in the DataFlow system is stored with details of time, user, and comments regarding each event. This information permits managers to monitor whether jobs are on schedule, check the overall load or productivity of any user or group, and change the priority of work to be completed.

     - Cascade Quark Xtension Suite consists of six Quark Xtensions that perform utility functions on an integrated basis with Quark XPress, a widely used page make-up application. These utilities can be used to expedite and facilitate the production process by updating pictures and images, modifying text slug lines, automatically placing ads on a page and automatically generating encapsulated PostScript files.

     - Cascade DataFlow Xtension enables users to access content from the DataFlow system without leaving a Quark XPress application, eliminating the need to run a DataFlow client as a separate application on each workstation.

     - ScanClients tracks non-electronic content across the production process through the use of bar code scanning devices, permitting users to manage the workflow of non-digitized content within the DataFlow environment.

     - ViewFlow provides a pictorial representation of the real time status of components on a page, permitting users to determine when material is ready for the printer.

      Additional components of the DataFlow system include:

     - Business System Interfaces. DataFlow Business System Interfaces provide a method for initializing work orders in the production process, assuring that job scheduling and delivery requirements are integrated into the system on an automated basis.

     - Ad Stacking automates make-up and layout of advertisements on a page (the "Ad Stack"), so that individual advertisements can be appropriately scaled to fit space allocated without the need for manual intervention, thereby accelerating the production process.

     - ImageFlow provides Open Pre-press Interface (OPI) functionality, allowing page makeup and image placement to be carried out using low resolution images that are swapped out for high resolution images at the conclusion of the job. Users therefore do not have to wait for long periods while pages physically print at intervals during the production process, eliminating network bottlenecks and production delays.

     - SureCast supports complete merchandising planning of advertising events in catalog and retail publishing environments by interfacing with a user's SKU itemization system to access product and price information. Merchandisers and buyers may plan events, assign products to pages, generate promotional copy and pricing, and then electronically communicate the plan to the DataFlow system, further automating the document planning and production process.

     The Company licenses certain technology incorporated into the DataFlow system from a third party under a perpetual license agreement pursuant to which the Company pays royalties to such third party.

  MediaSphere

     First introduced in 1995, the MediaSphere system is designed to meet the content management needs of organizations dealing with large amounts of multimedia data. The system works on an integrated basis with client applications to index all relevant metadata, search for items using sophisticated search tools and retrieve them for usage or redistribution. Like the DataFlow system, MediaSphere currently runs on a Sun server platform, using a Sybase relational database, supports clients using either PC or Macintosh workstations and supports leading mass storage technology such as RAID and CD-ROM jukeboxes.

     MediaSphere was developed to meet the demand by publishers and other organizations for a multi-user library/archive system that can handle all types of digital objects: text, graphics, images, pages, video and audio. By eliminating the need to maintain separate retrieval systems for each form of media, MediaSphere allows users to easily find items of interest across multiple data types from a single system. This also eliminates the need for systems administrators and library/archiving staffs to update, maintain and monitor more than one archiving and retrieval system.

     The MediaSphere system supports multiple databases and indices, while providing scalable performance across an organization. As a result, the MediaSphere system can meet the requirements of large organizations to access both small, localized archives, as well as large data repositories involving terabytes of information. MediaSphere can be installed in various network configurations, ranging from small LAN workgroup environments to large distributed network environments.

     The MediaSphere system permits users to access data and multimedia objects across multiple storage platforms. Key components of the MediaSphere system include:

     - The index stores and references all metadata. Data is entered into the index through a series of customized processes that appear as network drop areas or directories called "funnels." These funnels are configurable and customizable to adapt to the changing and evolving requirements of data archiving and data format. A general funnel indexes and stores standard image formats automatically (together with all associated metadata) and generates a thumbnail and preview file for each image. Quark XPress funnels add the ability to index and store complete Quark XPress pages and related graphics, text files and embedded header data, and text funnels offer the ability to index and store text files with all associated header information.

     - The search engine is a natural language indexing and search engine that uses probabilistic theory and the user's own actions to define and search for relevant information. Users may apply category, date and time filters, as well as Boolean operators to help narrow the searches, and search results are ranked by relevance, permitting users to establish subsequent preferences.

     - The database manages the allocation of archive files and the data is stored on disk, RAID or CD-ROM jukeboxes. The database is also used to keep an audit trail of information and relationships, such as who accessed the specific image and at what time.

     The Company licenses certain technology which comprises the MediaSphere search engine from a third party under a license agreement which expires on March 18, 2004 and pursuant to which the Company pays royalties to such third party.

  Internet Enhancements and New Products

     Cascade introduced Internet capability to its MediaSphere system in 1996 and is scheduled to make generally available Internet capability for its DataFlow system in October 1997. These features are designed to enable users both to exploit the Internet as a delivery medium, and also to make use of the Internet (and corporate Intranets) as a communications channel to facilitate the production process within organizations. Use of Intranets can generate substantial cost savings by eliminating the expense associated with traditional communications methods (including courier and mail services) while leveraging the use of the Company's systems across organizations. For example, publishers can provide proofs of advertisements or catalog pages to customers for approval on the Internet, reducing delays and improving output quality, while eliminating the need to mail or deliver physical copy.

     The Company's DataFlow/W3 Internet client software is designed to facilitate the reuse of content by allowing an organization to manage remotely disbursed content, drawing on processes tailored to the needs of each specific customer. The software is configurable to allow publishers to control presentation and content available to users. The Company's MediaSphere/W3 interface provides web accessibility to MediaSphere data from standard browsers such as Netscape's Navigator or Microsoft's Internet Explorer, and can be easily integrated with electronic commerce systems. The MediaSphere system supports the use of HTML, Java applets and Javascript in order to facilitate the integration of the MediaSphere system with customer applications and processes.

     The Company is also building upon its content management expertise to introduce a compact, easily-configured content management solution for workgroups at organizations such as commercial printers, trade shops and advertising agencies. Built using Internet standards and technologies such as CORBA and Java, the system will be fully integrated with Netscape servers and support the Sun Solaris operating system, Windows NT, and a wide range of relational databases including Oracle, Sybase, Microsoft SQL/Server and Informix. The system is designed to be easy to configure and use, and to integrate directly with Quark or Adobe pre-press and page make-up applications.

CUSTOMER APPLICATIONS

     - The Los Angeles Times ("The LA Times"), one of the largest U.S. newspapers, relied on a mainframe-based, legacy system to manage and track its advertising production. The legacy system could not support the geographically dispersed advertising sales and composition network developed by The LA Times for zoned advertising in the southern California market, necessitating the use of line printer reports and paper links between offices to track the status of jobs. As a result, The LA Times was unable to effectively implement its advertising strategy and incurred lost revenues and increased expenses due to late, missing or inaccurate advertisements. To solve the problem, the Company installed 11 DataFlow systems over a two-year period to support a distributed ad tracking system involving over 200 users. This system receives over 20,000 retail and classified advertising bookings weekly and retains the completed ads for up to 90 days on an automated, highly reliable basis, providing the functionality and flexibility needed by The LA Times to meet its requirements for effective ad-tracking in a highly competitive market.

     - Channel 4, one of the U.K.'s leading independent television stations, purchased Cascade's MediaSphere and MediaSphere/W3 web extension software to create an Extranet to provide promotional publicity images to magazine and newspaper publishers. The web based service has been completely branded in the Channel 4 corporate style to provide a consistent corporate image. Before purchasing MediaSphere, Channel 4 used a bulletin board on a proprietary service, mail, couriers and hard copy press packs to provide publicity photographs to the press. Channel 4 faced the problems of maintaining a hard copy library, with the consequent staffing costs, along with the high costs of postage and couriers to deliver information. The MediaSphere system has enabled Channel 4 to provide a faster, better and more up-to-date information service to the press as well as creating an on-line archive, while reducing the high costs previously associated with the maintenance of the hard copy system.

     - Newsday, with a daily circulation of more than 570,000 on Long Island and in New York City, traditionally relied on a manual process for production of advertising, using job bags to physically transfer copy work from stage to stage. At the same time, it relied on a legacy system to provide automation of its editorial processes. To automate Newsday's workflow requirements, the Company developed an interface between the legacy editorial system and the DataFlow system, to allow the Newsday staff to monitor the status of individual page elements at each stage of the production process. By capturing changes in status and translating those changes into a color-coded "picture" of each page, the Newsday staff can monitor progress and take appropriate action as deadlines approach. At the same time, by off-loading CPU-intensive tasks to the DataFlow system, Newsday has been able to increase sections and page counts significantly without making further investment in its legacy system. In addition, automation of its page make-up process has also reduced the high labor costs associated with traditional paste-up operations.

     - In addition to its DataFlow system, Newsday has implemented a MediaSphere system to assist with photo archiving. Newsday traditionally relied on a photo-archiving system with limited text indexing capabilities that held only basic details of date, photographer, storage location and picture number. Consequently, editors could not find images relating to a particular event or subject on a reliable basis, and were forced to resort to the expensive and time-consuming alternatives of using a wire service or library, often ordering the same photographs on a repetitive basis. Newsday has avoided these delays and costs by digitizing its photographs and loading them onto a MediaSphere system. Once a picture for a particular page has been selected, MediaSphere transmits the information to DataFlow to be incorporated onto the page, thus facilitating layout, while assuring access to photographs on a reliable and timely basis, and eliminating the costs associated with multiple orders for the same photograph.

SALES AND MARKETING

     The Company has historically sold its products in the United States and the United Kingdom through its direct sales organization and in South America and Europe through distributors. As of August 31, 1997, the Company's direct sales force included 11 sales professionals and six dedicated technical specialists.

     As part of its growth strategy, the Company intends to increase the size of its direct sales organization and is seeking to expand and enhance its channels of distribution. The Company has entered into a strategic business alliance with Applied Graphics Technologies, Inc., a third-party pre-press service provider, for sales to magazine and other publishers. In addition, the Company maintains alliances with certain technology providers, including Sun Microsystems, to market the Company's products on a collaborative basis. The Company anticipates that the percentage of its total revenues derived from indirect sales, particularly through value-added resellers and systems integrators, will increase in the future. There can be no assurance, however, that the Company will be successful in establishing or maintaining these distribution channels. See "Risk Factors -- Evolving Distribution Strategy."

     The Company's marketing organization consists of five persons and is responsible for evaluating and developing market opportunities and providing sales support. The Company's marketing activities include generation of client leads, targeted direct mail campaigns, advertising and public relations efforts. In addition, the Company attends major trade shows and technology conferences relating to its target markets.

CUSTOMERS

     Traditionally, the majority of the Company's revenues have been derived from the newspaper industry, reflecting the Company's experience and established reputation in that market. The Company also markets its products to organizations in the broader publishing industry or companies which are otherwise involved in producing a printed product. The Company's target sectors include newspapers, magazine and book publishers, commercial printers, retailers and catalog, corporate and directory publishers.

     As of August 31, 1997 the Company had licensed its products to over 140 customers. In 1996, one newspaper accounted for 13% of the Company's revenues. In 1995 and for the six months ended June 30, 1997 no one customer accounted for more than 10% of the Company's revenues. The following list includes customers in each of the Company's target markets:

                  NEWSPAPERS                               COMMERCIAL PRINTERS
--------------------------------------------------------------------------------------------
            The Los Angeles Times                           Bowne & Co., Inc.
                   Newsday                           Royle Communications Group Inc.
         The Minneapolis Star Tribune                 R.R. Donnelley & Sons Company
        The Pittsburgh Post -- Gazette                        Wace Group PLC
              The Seattle Times                                Banta Corp.
               The Miami Herald
     Associated Newspapers (U.K.) Limited
               Mirror Group PLC
               The Boston Globe
              The Telegraph PLC

                                                      RETAILERS, CATALOG PUBLISHERS
           MAGAZINE/BOOK PUBLISHERS                   AND OTHER CORPORATE PUBLISHERS
--------------------------------------------------------------------------------------------
       The McGraw-Hill Companies, Inc.                    Viking Office Products
         Miller Freeman Incorporated                   United States Gypsum Company
              Miller Freeman PLC                            Amway Corporation
      Addison-Wesley Publishing Company                  TransWestern Publishing
         Conde Nast Publications Inc.             Val-Pak Direct Marketing Systems, Inc.
            BBC Worldwide Limited                          Avon Products, Inc.
             Random House Limited                       Circuit City Stores, Inc.

CUSTOMER SUPPORT AND TRAINING

     The Company believes that its success is highly dependent upon a satisfied customer base. The Company has developed and implemented a multi-faceted strategy which provides a range of professional customer services designed to ensure successful product implementations, and currently employs 35 persons worldwide in its services and support organization. The two primary components of this strategy are the Company's Consulting Services group, which provides a wide range of professional services, and its standard maintenance services, which include telephone technical support.

  Consulting and Training

     The Company's Consulting Services group is responsible for implementing the Company's software products to meet the customers' production requirements through project management, systems engineering and training. Key accounts are assigned a project manager to assist customers in defining requirements and specifications, and to coordinate installation, testing and training. Consulting engineers provide customization services and direct technical support during implementation, as well as integration services related to a customer's database, to assure successful customer roll-out and to meet specific customer requirements. Training services offered by the Consulting Services group include end-user training on the Company's products and a variety of system administration courses to assist the customer's production personnel in the management and customization of the Company's products.

  Support

     The Company offers maintenance contracts to its customers at an annual fee equal to 15% of the list price of the product to which the contract relates. The Company's standard maintenance contract includes telephone technical support during regular business hours which is provided by the Company's highly trained Help Desk staff. Help Desk support is supplemented by 7-by-24 support on a per-call fee basis. Maintenance customers also receive maintenance releases and new versions of the product which are released during the maintenance term. Historically, more than 95% of the Company's customers have renewed their maintenance service contracts on an annual basis.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company's success is heavily dependent upon proprietary technology. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary.

     Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     In addition, the Company relies on certain software that it licenses from third parties that is integrated with internally developed software and used in the Company's products to perform key functions, including the MediaSphere search engine. There can be no assurances that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which would adversely affect the Company's business, operating results and financial condition.

COMPETITION

     The market for software and services is very competitive, rapidly evolving and subject to rapid technological change. The Company believes that while it competes with no single organization across its entire product line, a variety of companies offer products which compete either with its DataFlow or MediaSphere systems. Autologic offers products competitive with DataFlow. Companies offering products competitive with MediaSphere include T/One, Inc., The Bulldog Group USA, Inc., Gannett Media Technologies International, a division of Gannett Company, Inc. and Archetype, Inc., a subsidiary of Bitstream Inc. Other potential competition may come from desktop publishing vendors such as Quark or Adobe who may in the future offer functionality competitive with the Company's products or from potential customers who elect to develop internally applications that provide the functionality of the Company's products, or obtain such functionality from third-party service bureaus. As the Company expands its target markets to include large organizations outside the publishing industry, it anticipates that it will encounter additional competitors.

     The Company believes that the principal competitive factors affecting its market include product features and functionalities, such as scalability, ease of integration, ease of implementation, ease of use, quality, performance, price, customer service and support, and effectiveness of sales and marketing efforts. Although the Company believes that it currently competes effectively with respect to such factors, there can be no assurance that the Company will be able to maintain its competitive position against current and potential competitors.

EMPLOYEES

     As of August 31, 1997 the Company had a total of 108 employees, of which 66 were located in the United States, 40 in the United Kingdom, and two in Canada. Of the total, 27 were engaged in sales and marketing, 26 in product development, 35 in services and support, and 20 in administration and finance. The loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

FACILITIES

     The Company's principal administrative, sales, marketing, support and research and development facilities are located in sites of approximately 20,000 square feet and 7,000 square feet in Andover, Massachusetts and Needham Market, England, respectively. The Company also leases a facility in London, England. The Andover lease expires in June 2001. The Needham Market lease expired in August 1997, and the Company is in the process of moving these operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The executive officers, directors and other key employees of the Company and their ages as of August 31, 1997 are as follows:

                NAME                   AGE                         POSITION
-------------------------------------  ---   ----------------------------------------------------

Executive Officers
Malcolm P. McGrory...................  40    President, Chief Executive Officer and Director
Andrew J. Zimmon.....................  34    Senior Vice President, Operations
Timothy M. Cunningham................  35    Vice President, Finance, Chief Financial Officer,
                                             Treasurer and Secretary
David J. Green.......................  33    Vice President, Research and Development
Brian F. Gorman......................  44    Vice President, Sales

Key Employees
Ian L. Bryson........................  41    Director of Marketing
Ian Smith............................  37    Director of United Kingdom Sales and Marketing

Other Directors
Peter Jarrold (1)(2).................  64    Director
Gordon C. Murray (1)(2)..............  50    Director
Standish H. O'Grady (1)(2)...........  37    Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Mr. McGrory has been President of the Company since its inception in February 1993 and Chief Executive Officer and a Director of the Company since July 1996. From October 1988 to February 1993, Mr. McGrory was engaged in various capacities with Hyphen Ltd. ("Hyphen"), a pre-press systems vendor, serving as President of Hyphen Incorporated, a U.S. affiliate of Hyphen, from March 1989 to October 1992.

     Mr. Zimmon has been Senior Vice President, Operations, of the Company since the Company's inception in February 1993. From July 1995 to February 1996, Mr. Zimmon also served as interim Managing Director of Cascade Systems Limited, a wholly owned subsidiary of the Company in the United Kingdom ("Cascade Limited"). From October 1992 to February 1993, Mr. Zimmon was engaged in various capacities with Hyphen Ltd. From April 1990 to October 1992, Mr. Zimmon served as Vice President of Operations of Hyphen Incorporated.

     Mr. Cunningham has been the Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company since November 1996. From January 1991 to November 1996, Mr. Cunningham was the Corporate Controller with Infinium Software, Inc. (formerly, Software 2000, Inc.), an application software company. Earlier in his career, Mr. Cunningham was a Certified Public Accountant with Price Waterhouse LLP.

     Mr. Green has been Vice President, Research and Development, of the Company since January 1994. From February 1993 to January 1994, Mr. Green served as Technical Director of Cascade Limited. From March 1987 to February 1993, Mr. Green was Technical Director of Hyphen.

     Mr. Gorman has been Vice President, Sales of the Company since December 1993. From November 1991 through October 1993, Mr. Gorman served as Vice President, Sales of Hyphen Incorporated.

     Mr. Bryson has been Director of Marketing of the Company since June 1997. From October 1996 to May 1997, Mr. Bryson was Sales and Marketing Director of International Imaging Ltd., a microfilm and document scanning services provider. From June 1994 to September 1996, Mr. Bryson was Business Development Director of Wace Group PLC, a pre-press and specialist printing services provider. From May 1990 to January 1994, Mr. Bryson was Marketing Manager of Hyphen.

     Mr. Smith has been Director of United Kingdom Sales and Marketing of Cascade Limited since September 1993. From September 1989 to September 1993, Mr. Smith served in various sales capacities with Hyphen, becoming Sales Director in April 1992.

     Mr. Jarrold has been a director of the Company since July 1994. Mr. Jarrold is presently Chairman of Jarrold & Sons Ltd., a printer, publisher and retailer in the United Kingdom and has served in such capacity since 1956.

     Dr. Murray has been a director of the Company since July 1994. Dr. Murray is presently a professor at the Warwick Business School, University of Warwick (U.K.), and has taught and conducted research in such capacity since 1989.

     Mr. O'Grady has been a director of the Company since July 1994. Mr. O'Grady is a Managing Director in the venture capital department of Hambrecht & Quist California, a subsidiary of Hambrecht & Quist Group, a venture capital, investment banking and securities brokerage firm specializing in emerging growth companies. Mr. O'Grady has served in various positions with Hambrecht & Quist California's venture capital department since 1986. Moreover, he has been the President of H&Q Adobe Ventures Management Corp., the General Partner of H&Q Adobe Ventures Management, L.P., the General Partner of Adobe Ventures L.P., since its inception in 1994.

BOARD OF DIRECTORS

     Upon the closing of the offering, the Company's Board of Directors will be divided into three classes. Dr. Murray and Mr. O'Grady will serve in Class I, the term of which expires on the date of the Company's 1998 Annual Meeting of Stockholders; Mr. McGrory will serve in Class II, the term of which expires on the date of the Company's 1999 Annual Meeting of Stockholders; and Mr. Jarrold will serve in Class III, the term of which expires on the date of the Company's 2000 Annual Meeting of Stockholders.

     Mr. O'Grady and Mr. Jarrold were elected to the Board of Directors in July 1994 pursuant to a Voting Agreement, dated as of July 25, 1994, by and among the Company and certain of its stockholders named therein. The Voting Agreement will terminate upon the closing of this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     In February 1996, the Board of Directors established a Compensation Committee and in September 1997, the Board of Directors established an Audit Committee. The Compensation Committee (i) establishes the compensation, including bonuses, and compensation policies applicable to all executive officers of the Company, and (ii) exercises all rights, authority and functions of the Board of Directors under the Company's Second Amended 1994 Stock Option Plan, 1997 Stock Incentive Plan, 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan. The Audit Committee is responsible for (i) making recommendations regarding the appointment or replacement of and reviewing the scope and results of audits and other services provided by the Company's independent public accountants, and (ii) making recommendations and implementing any changes to the Company's audit procedures.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to February 1996, the Company had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors. In February 1996, the Company's Board of Directors established a Compensation Committee, which currently consists of Messrs. Jarrold and O'Grady and Dr. Murray. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

DIRECTOR COMPENSATION

     1997 Director Stock Option Plan. The Company's 1997 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in September and October 1997, respectively. Under the terms of the Director Plan, directors of the Company who are not full-time employees of the Company or any subsidiary of the Company are eligible to receive nonstatutory options to purchase shares of Common Stock. Options to purchase 100,000 shares of Common Stock may be granted under the Director Plan.

     Pursuant to the Director Plan, each non-employee director who is first elected or appointed to the Board of Directors after September 1, 1997 receives an initial option to purchase 10,000 shares of Common Stock upon the date on which he or she first is so elected or appointed. Each non-employee director also receives an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Stockholders commencing with the 1998 Annual Meeting of Stockholders, provided that he or she is a non-employee director immediately prior to such Annual Meeting and continues to serve as a director immediately following such Annual Meeting. The exercise price per share of such options will be the closing price of a share of Common Stock on the Nasdaq National Market or on a nationally recognized securities exchange on the date of grant or, if the Common Stock is not then traded on the Nasdaq National Market or a nationally recognized securities exchange, the fair market value per share on the date of grant as determined by the Board of Directors. All options granted under the Director Plan vest in full on the first anniversary of the date of grant provided that the optionee continues to serve as a director of the Company.

     Dr. Murray receives an annual retainer of $10,000, paid quarterly, for his service on the Company's Board of Directors. No other director of the Company is compensated for services rendered as a director.

     In May 1997, each of Messrs. Jarrold and O'Grady and Dr. Murray received an option to purchase 25,000 shares of Common Stock under the Company's 1997 Stock Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for the fiscal year ended December 31, 1996 for the following officers of the Company (collectively, the "Named Executive Officers"): (i) the Company's Chief Executive Officer, (ii) the one other person who served as chief executive officer in 1996, and (iii) the four other most highly compensated executive officers of the Company having annual compensation in 1996 greater than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                            ANNUAL COMPENSATION                      AWARDS
                                  ----------------------------------------     ------------------
                                                            OTHER ANNUAL           SECURITIES
NAME AND PRINCIPAL POSITION(1)     SALARY       BONUS      COMPENSATION(2)     UNDERLYING OPTIONS
-------------------------------   --------     -------     ---------------     ------------------
Malcolm P. McGrory.............   $121,407     $25,000         $ 6,153                   --
  President and Chief Executive
  Officer
Richard L. Patterson(3)........   $107,200     $27,334         $ 9,600
  Former Chief Executive
  Officer
Andrew J. Zimmon...............   $111,579     $15,000         $ 3,688                   --
  Senior Vice President,
  Operations
Brian F. Gorman................   $ 60,008     $82,548(4)           --               40,000
  Vice President, Sales
David J. Green.................   $105,112     $10,000         $ 6,962                   --
  Vice President, Research &
  Development
Graham Frankland(5)............   $104,714          --              --              100,000
  Former Managing Director of
  United Kingdom Operations

---------------
(1) Timothy M. Cunningham joined the Company as Vice President, Finance, and Chief Financial Officer in November 1996.

(2) Represents amounts paid for automobile allowances.

(3) Mr. Patterson resigned as Chief Executive Officer in July 1996.

(4) Includes bonus equal to $3,000 and commissions equal to $79,548 earned in 1996.

(5) Mr. Frankland resigned from his position in March 1997. The option was cancelled pursuant to the terms of Mr. Frankland's option agreement upon his departure from the Company in March 1997.

     The following table sets forth grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 1996. No stock appreciation rights were granted during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                          PERCENT                                      VALUE AT ASSUMED
                                          OF TOTAL                                     ANNUAL RATES OF
                           NUMBER OF      OPTIONS                                        STOCK PRICE
                           SECURITIES    GRANTED TO                                    APPRECIATION FOR
                           UNDERLYING    EMPLOYEES     EXERCISE OR                      OPTION TERM(2)
                            OPTIONS      IN FISCAL      BASE PRICE     EXPIRATION    --------------------
          NAME              GRANTED         YEAR       PER SHARE(1)       DATE          5%         10%
------------------------   ----------    ----------    ------------    ----------    --------    --------
Malcolm P. McGrory......          --           --             --               --          --          --
Richard L. Patterson....          --           --             --               --          --          --
Andrew J. Zimmon........          --           --             --               --          --          --
Brian F. Gorman.........      40,000          9.8%        $ 5.00         10/17/01    $ 55,256    $122,102
David J. Green..........          --           --             --               --          --          --
Graham Frankland(3).....     100,000         24.6%        $ 2.00           2/9/01    $ 55,256    $122,102

---------------
(1) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table will be achieved or that the amounts reflected will be received by the individuals. The values shown do not consider non-transferability, vesting or termination of the options upon termination of employment.

(3) The option was cancelled pursuant to the terms of Mr. Frankland's option agreement upon his departure from the Company in March 1997.

     In May 1997, the Company granted Mr. McGrory an option to purchase 160,000 shares of Common Stock and each of Messrs. Zimmon, Gorman, Green and Cunningham an option to purchase 80,000 shares of Common Stock. All of such options have an exercise price of $5.75 per share and vest over a four year period, becoming exercisable with respect to (i) 25% of the shares underlying the option one year from the date of grant and (ii) 6.25% of the shares underlying the option at the end of each three month period thereafter.

     The following table sets forth information regarding unexercised stock options held by each of the Named Executive Officers as of December 31, 1996. No Named Executive Officer exercised stock options during fiscal 1996.

              AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                   NUMBER OF SECURITIES UNDERLYING
                                         UNEXERCISED OPTIONS          VALUE OF UNEXERCISED IN-THE-MONEY
                                         AT FISCAL YEAR-END             OPTIONS AT FISCAL YEAR-END(1)
              NAME                   (EXERCISABLE/UNEXERCISABLE)         (EXERCISABLE/UNEXERCISABLE)
--------------------------------   -------------------------------    ---------------------------------
Malcolm P. McGrory..............              12,375/9,625                    $  58,163/$45,238
Richard L. Patterson............             16,875/13,125                    $  79,313/$61,688
Andrew J. Zimmon................              12,375/9,625                    $  58,163/$45,238
Brian F. Gorman.................             10,937/64,063                    $  32,811/$72,189
David J. Green..................              12,375/9,625                    $  58,162/$45,238
Graham Frankland................                --/100,000                          --/$300,000

---------------
(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1996, which was $5.00, as determined by the Company's Board of Directors, minus the exercise price.

STOCK PLANS

     Second Amended 1994 Stock Option Plan. The Company's Second Amended 1994 Stock Option Plan (the "1994 Plan") was originally adopted by the Board of Directors in November 1994 and approved by the stockholders of the Company in January 1995. Under the 1994 Plan, 745,300 shares of the Company's Common Stock are reserved for issuance. As of August 31, 1997, options to purchase 729,650 shares of Common Stock (of which options to purchase 311,730 shares were then exercisable) at a weighted average exercise price of $2.33 per share were outstanding under the 1994 Plan. Generally, options granted under the 1994 Plan vest over a four year period, becoming exercisable with respect to (i) 25% of the shares underlying the option one year from the date of grant and (ii) 6.25% of the shares underlying the option at the end of each three-month period thereafter. Options granted under the 1994 Plan expire five years from the date of grant. In May 1997 the Company's Board of Directors resolved that no additional option grants would be made under the 1994 Plan.

     1997 Stock Incentive Plan. The Company's 1997 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1997 and July 1997, respectively. The Incentive Plan is intended to replace the Company's 1994 Plan. Up to 1,654,700 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the Incentive Plan. As of August 31, 1997, options to purchase 1,188,000 shares of Common Stock (none of which were then exercisable) at a weighted average exercise price of $5.85 per share were outstanding under the Incentive Plan.

     The Incentive Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively, "Awards").

     Officers, employees and directors of, and consultants and advisors to the Company are eligible to be granted Awards under the Incentive Plan. However, both the Incentive Plan and present tax law prohibit the granting of incentive stock options to persons other than employees. The maximum number of shares with respect to which an Award may be granted to any participant under the Incentive Plan may not exceed 200,000 shares per calendar year.

     Optionees may receive the right to purchase a specified number of shares of Common Stock at a specified option price and are subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The Incentive Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any combination of the permitted forms of payment.

     As of August 31, 1997, approximately 108 persons were eligible to receive Awards under the Incentive Plan, including the Company's executive officers and directors. The granting of Awards under the Incentive Plan is discretionary.

     The Incentive Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions thereof. Pursuant to the terms of the Incentive Plan and to the extent permitted by applicable law, the Board of Directors may delegate any or all of its authority under the Incentive Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee, or any other committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards, may amend, modify or terminate any outstanding Award and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options became exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

     In the event of a merger, liquidation or other Acquisition Event (as defined in the Incentive Plan), the Board of Directors is authorized to provide for outstanding options or other stock-based Awards to be assumed or substituted by the successor corporation or a parent or subsidiary thereof, or if not assumed or substituted, to provide for acceleration of the Awards to make them fully exercisable or free from all conditions or restrictions, as applicable to each such Award, prior to the Acquisition Event. In addition, all assumed or substituted Awards will provide for acceleration of vesting during the first year after the Acquisition Event under certain circumstances, such as termination without cause.

     No award may be made under the Incentive Plan after May 2007, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Incentive Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment is approved by the Company's stockholders.

     1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1997 and is expected to be approved by the stockholders of the Company in October 1997, respectively. The Purchase Plan authorizes the issuance of up to a total of 300,000 shares of Common Stock to participating employees.

     All employees of the Company, including directors of the Company who are employees, and all employees of any designated subsidiaries are eligible to participate in the Purchase Plan if they are employees of the Company or such a subsidiary on the first day of the applicable Offering Period (as defined below). Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of August 31, 1997, approximately 108 of the Company's employees would have been eligible to participate in the Purchase Plan.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock. The employee may authorize an amount (a whole percentage from 1% to 15% of such employee's base pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the Average Market Price (as defined in the Purchase Plan) of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee be granted an option under the Purchase Plan which permits his or her rights to purchase Common Stock under the Purchase Plan and any other stock purchase plan of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock, as determined on the first day of the applicable Offering Period, for each calendar year in which the Option is outstanding at any time.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, whether as a result of the employee's voluntary or involuntary termination, retirement, death or otherwise.

401(k) PROFIT SHARING PLAN

     The Company maintains a tax-qualified profit sharing plan for eligible employees that also includes a 401(k) component (the "Profit Sharing Plan"). All full-time employees are eligible to participate in the Profit Sharing Plan upon the attainment of age 18. Under the Profit Sharing Plan, an employee may elect to defer up to 15% of his compensation and direct the Company to contribute such deferred amounts to the Profit Sharing Plan. Each year the Company will determine whether to make a discretionary matching contribution equal to a percentage, determined by the Company, of the employee's deferred compensation contribution. The Company has not made any matching contributions to the Profit Sharing Plan to date. All contributions to the Profit Sharing Plan by or on behalf of employees are subject to annual limits prescribed by the Code.

                              CERTAIN TRANSACTIONS

     Mr. O'Grady, a director of the Company, is an employee and Managing Director of Hambrecht & Quist California and is also president of H&Q Adobe Ventures Management Corp., both of which are related parties of Hambrecht & Quist LLC, a co-managing underwriter of this offering which will receive compensation in the form of the underwriters' discount. See "Underwriting." H&Q Adobe Management Ventures Corp. is the general partner of H&Q Adobe Ventures Management, L.P., the general partner of Adobe Ventures, L.P., which, prior to a distribution of 1,445,000 shares of Common Stock to Adobe Systems Incorporated in September 1997, was a greater than five percent stockholder of the Company.

     In March 1996, the Company sold 400,000 shares of Series B Preferred Stock to Adobe Ventures, L.P., a greater than five percent stockholder of the Company, for aggregate consideration of $2,000,000.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of September 15, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, (iv) all directors and executive officers of the Company as a group, and (v) each of the other Selling Stockholders.

                              SHARES BENEFICIALLY                                 SHARES TO BE
                                     OWNED                                     BENEFICIALLY OWNED
                              PRIOR TO OFFERING(2)                            AFTER OFFERING(2)(3)
   NAME AND ADDRESS OF      ------------------------       NUMBER OF        ------------------------
   BENEFICIAL OWNER(1)       NUMBER       PERCENT(3)     SHARES OFFERED      NUMBER       PERCENT(4)
--------------------------  ---------     ----------     --------------     ---------     ----------
5% STOCKHOLDERS
Adobe Systems
  Incorporated............  1,445,000        29.6%           144,500        1,300,500        18.3%
345 Park Avenue
P.O. Box 2704
San Jose, CA 95110-2704

Jarrold & Sons Ltd........    400,000         8.2                 --          400,000         5.6
White Friars
Norwich England NR3 1SH
NAMED EXECUTIVE OFFICERS
  AND DIRECTORS

Malcolm P. McGrory(5).....    384,784         7.9                 --          384,784         5.4

Brian Gorman(6)...........     76,750         1.6                 --           76,750         1.1

David Green(7)............    186,625         3.8                 --          186,625         2.6

Andrew J. Zimmon(8).......    219,625         4.5                 --          219,625         3.1

Richard Patterson(9)......    326,250         6.7            126,900          196,350         2.8

Graham Frankland..........      1,000           *                 --            1,000           *

Standish H. O'Grady(10)...  1,700,000        34.9            144,500          255,000         3.6

Gordon C. Murray(11)......     13,125           *                 --           13,125           *

Peter Jarrold(12).........    400,500         8.2                 --          400,500         5.6

OTHER SELLING STOCKHOLDERS

Linda Patterson(13).......    326,250           *              3,000          196,350           *

Paul Baker(14)............    173,885         3.6             53,854          104,531         1.7

Ann Baker(15).............    173,885           *              5,000          104,531           *

Wayne Sadlowski(16).......    164,450         3.4                 --          164,450         2.3

Timothy Bosworth(17)......    160,560         3.3                 --          160,560         2.3

Ian Smith(18).............    159,872         3.3                 --          159,872         2.2

Philip Williams(19).......    109,875         2.3             40,000           59,875           *

Karen Elizabeth
  Williams(20)............    109,875         2.3             10,000           59,875           *

Ian Castleton(21).........     89,875         1.8                 --           89,875         1.3

Judith Andree
  Castleton(22)...........     89,875         1.8                 --           89,875         1.3

Shirley Farrow(23)........     79,750         1.6                 --           79,750         1.1

Karl Vickers(24)..........     76,000         1.6                 --           76,000         1.1

Paul M. Breedon...........     74,750         1.5             56,063           18,687           *

Philip Cook(25)...........     68,500         1.4                 --           68,500           *

Andrew Robert
  Melville(26)............     57,500         1.2              9,111           48,389           *

Sean Barnes...............     42,188         1.0             31,641           10,547           *

Maria M. Bosworth(27).....     38,064           *                 --           38,064           *

Paul R. Bosworth(28)......     38,064           *                 --           38,064           *

Simon Crowfoot(29)........     29,000           *             12,450           16,550           *

Emma Philip(30)...........     29,000           *              6,550           22,450           *

Sarah Elizabeth Gates.....     27,500           *              7,000           20,500           *

Caralyn Harvey(31)........     26,250           *                 --           26,250           *

                              SHARES BENEFICIALLY                                 SHARES TO BE
                                     OWNED                                     BENEFICIALLY OWNED
                              PRIOR TO OFFERING(2)                            AFTER OFFERING(2)(3)
   NAME AND ADDRESS OF      ------------------------       NUMBER OF        ------------------------
   BENEFICIAL OWNER(1)       NUMBER       PERCENT(3)     SHARES OFFERED      NUMBER       PERCENT(4)
--------------------------  ---------     ----------     --------------     ---------     ----------
John Norton David
  Harvey(32)..............     26,250           *                 --           26,250           *

Valerie Hale(33)..........     25,000           *                 --           25,000           *

Andrew John Hale(34)......     25,000           *                 --           25,000           *

William David Smith.......     25,000           *             15,000           10,000           *

Nigel Lubbock.............     22,250           *              1,200           21,050           *

James W. Spurrell,
  Jr.(35).................     22,000           *                 --           22,000           *

Glyn Burton(36)...........     20,125           *                 --           20,125           *

Bruce C. McDowell(37).....     20,125           *                 --           20,125           *

Thomas O. Mooney(38)......     16,700           *                 --           16,700           *

Nicholas Barber(39).......     16,375           *                 --           16,375           *

John Cole(40).............     16,125           *                 --           16,125           *

Paul & Ann E. Baker as
  Trustees for Edmund
  Thomas Baker, Emmelyn
  Rose Baker & Harold
  Charles David Baker
  under "The Paul Baker
  1996 Interest in
  Possession Trust".......     15,000           *              7,500            7,500           *

Thomas J. Hall(41)........     12,250           *                 --           12,250           *

Julie Goodwin(42).........     10,750           *                 --           10,750           *

Ian Castleton, Judith
  Castleton & John Harvey
  as Trustees for Anna
  Castleton, David
  Castleton & Nicholas
  Castleton under "Ian
  Castleton 1996 Interest
  in Possession Trust"....     10,000           *                 --           10,000           *

Thomas Oliver Lubbock.....     10,000           *              1,000            9,000           *

Judith Elizabeth Lubbock...    10,000           *              1,200            8,800           *

Anna Lubbock..............     10,000           *              1,000            9,000           *

Dorothy M. Lourie.........     10,000           *                 --           10,000           *

Shirley Farrow and
  Catherine Cheney as
  Trustees for Claire
  Farrow under "S. Farrow
  1996 Interest in
  Possession Trust".......      7,500           *                 --            7,500           *

Caralyn Harvey and John
  Norton David Harvey for
  Lucy Elizabeth Harvey
  and David William Norton
  Harvey under "The C.
  Harvey 1996 Interest in
  Possession Trust".......      7,000           *                 --            7,000           *

Philip Rugile.............      6,359           *              3,750            2,609           *

Guy Bushnell..............      6,031           *              4,523            1,508           *

Jillian Ann McDowell......      3,250           *                 --            3,250           *

Olive Rose Lubbock........      2,000           *              2,000               --          --

Doris Lillian Barrow......      2,000           *              2,000               --          --

Michael DePalo............      2,000           *                 --            2,000           *

Nicholas Beadman..........      1,758           *              1,758               --          --

Harold Charles David
  Baker...................      1,000           *              1,000               --          --

Emmelyn Rose Baker........      1,000           *              1,000               --          --

Edmund Thomas Baker.......      1,000           *              1,000               --          --

                              SHARES BENEFICIALLY                                 SHARES TO BE
                                     OWNED                                     BENEFICIALLY OWNED
                              PRIOR TO OFFERING(2)                            AFTER OFFERING(2)(3)
   NAME AND ADDRESS OF      ------------------------       NUMBER OF        ------------------------
   BENEFICIAL OWNER(1)       NUMBER       PERCENT(3)     SHARES OFFERED      NUMBER       PERCENT(4)
--------------------------  ---------     ----------     --------------     ---------     ----------
All directors and
  executive officers (8
  persons) as a
  group(43)...............  3,141,281        64.4            144,500        1,696,281        23.8

---------------

  *  Less than 1%
 (1) The address for each director and officer of the Company is c/o Cascade Systems Incorporated, 300 Brickstone Square, Andover, Massachusetts 01810.
 (2) Each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. Shares of Common Stock which an individual or group has a right to acquire within the 60-day period following September 15, 1997 pursuant to the exercise of options or warrants are deemed to be outstanding for purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person shown in the table.
 (3) The number of shares deemed outstanding includes 4,875,252 shares outstanding as of September 15, 1997 and any shares subject to stock options held by the person in question that are currently exercisable or exercisable within the 60-day period following September 15, 1997. The number of shares deemed outstanding after this offering includes the additional 2,250,000 shares of Common Stock which are being offered by the Company hereby.
 (4) In the event that the Underwriter's overallotment option is exercised in full, the following Selling Stockholders will sell the number of shares immediately following their names: Mr. McGrory, 50,000; Mr. Gorman, 2,000; Mr. Green, 16,000; Mr. Zimmon, 35,000; Mr. Sadlowski, 15,000; Mr. T. Bosworth, 18,000; Mr. I. Smith, 17,000; Mr. Vickers, 8,000; Ms. Farrow, 7,500; Mr. Cook, 8,000; Mr. Castleton, 8,400; Ms. Bosworth, 1,902;
     Mr. P. Bosworth, 1,903; Mr. Spurrell, 3,000; Ms. Castleton, 1,500; Mr. Cole, 2,000; Mr. Burton, 2,000; Mr. Barber, 2,000; Mr. McDowell, 2,500; Ms. Harvey, 900; Ian Castleton, Judith Castleton and John Harvey as Trustees, 1,000; Ms. Lourie, 5,000; Mr. Hall, 2,000; Ms. Goodwin, 1,000; Ms. Hale,
     1,000; Shirley Farrow and Catherine Cheney as Trustees, 750; Caralyn Harvey and John Norton David Harvey for Lucy Elizabeth Harvey and David William Norton Harvey, 300; Mr. Mooney, 1,788; Mr. Harvey, 900; Mr. Melville, 1,000; Ms. McDowell, 500; Mr. Hale, 3,500 and Mr. DePalo, 1,000.
 (5) Includes 17,875 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997. Also includes 16,000 shares held by Mr. McGrory's minor children, as to which shares Mr. McGrory disclaims beneficial ownership.
 (6) Includes 27,500 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997. Also includes 6,000 shares held by Mr. Gorman as custodian for his minor children, as to which shares Mr. Gorman disclaims beneficial ownership.
 (7) Includes 17,875 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
 (8) Includes 17,875 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
 (9) Mr. Patterson resigned from his positions with the Company in January 1997. Includes 3,000 shares of Common Stock held by Mr. Patterson's spouse, 3,000 of which shares will be sold in this offering, and an aggregate of 6,000 shares of Common Stock held by three minor children of Mr. Patterson.
(10) Consists of 1,445,000 shares of Common Stock held by Adobe Systems Incorporated (the "Adobe Shares"), 240,404 shares of Common Stock held by Adobe Ventures, L.P. (the "Partnership Shares") and 14,596 shares of Common Stock held by H&Q Adobe Ventures Management L.P. (the "H&Q Shares"). Mr. O'Grady is a limited partner of H&Q Adobe

     Ventures Management, L.P. H&Q Adobe Ventures Management, L.P. is the general partner of Adobe Ventures, L.P. Pursuant to a Voting Agreement, Adobe Ventures, L.P. exercises voting control over the Adobe Shares. Of the Adobe Shares, 144,500 are being sold in this offering. Upon the closing of this offering, the Voting Agreement will terminate and Adobe Ventures, L.P. will no longer have voting control over the Adobe Shares. Mr. O'Grady disclaims beneficial ownership of the Adobe Shares, and disclaims beneficial ownership of the Partnership Shares and the H&Q Shares, except to the extent of his pecuniary interest therein.
(11) Consists of 13,125 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(12) Includes 400,000 shares of Common Stock held by Jarrold & Sons Ltd. Mr. Jarrold is Chairman of Jarrold & Sons Ltd. Mr. Jarrold disclaims beneficial ownership as to such shares.
(13) Includes 317,250 shares held by the stockholder's spouse, 126,900 of which shares will be sold in this offering, and an aggregate of 6,000 shares of Common Stock held by three minor children of the stockholder.
(14) Includes 15,000 shares of Common Stock held by the stockholder's spouse, 5,000 of which shares will be sold in this offering, 3,000 shares of Common Stock held by the stockholder's children, 3,000 of which shares will be included in this offering, and 15,000 shares of Common Stock held by a trust of which the stockholder is a trustee, 7,500 of which shares will be included in this offering and as to which shares the stockholder disclaims beneficial ownership.
(15) Includes 140,885 shares of Common Stock held by the stockholder's spouse, 53,854 of which shares will be included in this offering, 3,000 shares of Common Stock held by the stockholder's children, 3,000 shares of which will be included in this offering, and 15,000 shares held by a trust of which the stockholder is a trustee, 7,500 of which shares will be included in this offering and as to which shares the stockholder disclaims beneficial ownership.
(16) Includes 17,875 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(17) Includes 17,875 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(18) Includes 17,875 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(19) Includes 40,000 shares of Common Stock held by the stockholder's spouse, 10,000 of which shares will be sold in this offering.
(20) Includes 69,875 shares of Common Stock held by the stockholder's spouse, 40,000 of which shares will be sold in this offering.
(21) Includes 15,000 shares held by the stockholder's spouse, 10,000 shares held by a trust of which the stockholder is a trustee and 17,875 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(22) Includes 47,000 shares of Common Stock held by the stockholder's spouse, 17,875 shares of Common Stock subject to outstanding stock options held by the stockholder's spouse which are exercisable within the 60-day period following September 15, 1997 and 10,000 shares held by a trust of which the stockholder is a trustee.
(23) Includes 500 shares of Common Stock held by the stockholder's child, 7,500 shares of Common Stock held by a trust of which the stockholder is a trustee and 750 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(24) Includes 1,000 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(25) Includes 1,000 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(26) Includes 5,000 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.

(27) Includes 19,033 shares of Common Stock held by the stockholder's spouse.
(28) Includes 19,032 shares of Common Stock held by the stockholder's spouse.
(29) Includes 10,000 shares of Common Stock held by the stockholder's spouse, 6,550 shares of which will be sold in the offering.
(30) Includes 19,000 shares of Common Stock held by the stockholder's spouse, 12,450 of which shares will be sold in this offering.
(31) Includes 3,500 shares of Common Stock held by the stockholder's spouse, 7,000 shares of Common Stock held by a trust of which the stockholder is a trustee and 750 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(32) Includes 15,000 shares of Common Stock held by the stockholder's spouse, 7,000 shares of Common Stock held by a trust of which the stockholder is a trustee and 750 shares of Common Stock subject to outstanding stock options held by the stockholder's spouse which are exercisable within the 60-day period following September 15, 1997.
(33) Includes 9,375 shares of Common Stock held by the stockholder's spouse and 6,250 shares of Common Stock subject to outstanding stock options held by the stockholder's spouse which are exercisable within the 60-day period following September 15, 1997.
(34) Includes 9,375 shares of Common Stock held by the stockholder's spouse and 6,250 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(35) Includes 3,000 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(36) Includes 5,125 shares of Common Stock subject to outstanding stock options exercisable within the 60-day period following September 15, 1997.
(37) Includes 3,250 shares held by the stockholder's spouse and 1,875 shares of Common Stock subject to outstanding stock options exercisable within the 60-day period following September 15, 1997.
(38) Includes 13,125 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(39) Includes 1,375 shares of Common Stock subject to outstanding stock options exercisable within the 60-day period following September 15, 1997.
(40) Includes 1,125 shares of Common Stock subject to outstanding stock options exercisable within the 60-day period following September 15, 1997.
(41) Includes 2,750 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(42) Includes 1,375 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.
(43) Includes 94,250 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following September 15, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.001 par value per share (the "Preferred Stock").

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by the provisions of applicable law and the provisions of the Company's Amended and Restated Certificate of Incorporation, as further amended and restated upon the closing of this offering (the "Certificate of Incorporation"), which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

     Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Section 203 of the General Corporation Law of Delaware prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The Company has elected not to be subject to the provisions of Section 203.

     The Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote. Under the Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated Bylaws (the "Bylaws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or Bylaws, unless a corporation's Certificate of Incorporation or Bylaws, as the case may be, requires a greater percentage. The Bylaws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe
LP.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the securities of the Company. Upon completion of this offering, based upon the number of shares outstanding at August 31, 1997, there will be 7,125,525 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or outstanding warrants or options of the Company). Of these shares, the 2,800,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 4,325,525 shares of Common Stock are deemed "restricted securities" under Rule 144. Of the restricted securities, approximately 8,500 shares of Common Stock, which are not subject to 180-day or 270-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately 59,452 additional shares of Common Stock which are not subject to Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days and 270 days after the date of this Prospectus, approximately 3,906,817 and 350,756 additional shares of Common Stock, respectively, will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act; provided that the resale of the 350,756 shares eligible for resale upon the expiration of the 270-day lock-up agreements will, pursuant to the terms of the 270-day lock-up agreements, be additionally restricted as follows: (i) the resale of 196,350 shares of Common Stock by the holders thereof will be limited to one-sixth of such amount per 90-day period for the six immediately succeeding 90-day periods and (ii) the resale of 154,406 shares of Common Stock by the holders thereof will be limited to one-fourth of such amount per 90-day period for the four immediately succeeding 90-day periods.

     The officers and directors of the Company, and certain securityholders, which executive officers directors and securityholders in the aggregate hold approximately 4,086,888 and 350,756 shares of Common Stock (including 180,071 shares of Common Stock, respectively, that may be acquired pursuant to the exercise of vested options and warrants held by them) on the date of this Prospectus, have agreed that, for a period of 180 days and 270 days, respectively, after the date of this Prospectus, they will not sell, consent to sell or otherwise dispose of any shares of Common Stock, or any shares convertible into or exchangeable for shares of Common Stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of the Representatives of the Underwriters.

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 71,255 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirement under Rule 144.

     Securities issued in reliance on Rule 701 (such as shares of Common Stock acquired pursuant to the exercise of certain options granted under the Company's stock plans) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS

     The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1994 Plan, Incentive Plan, Director Plan and Purchase Plan. The Company intends to file registration statements on Form S-8 with respect to the shares of Common Stock issuable under the Director Plan and the Purchase Plan promptly following the consummation of this offering, but has agreed with the Underwriters that it will not file any registration statements on Form S-8 relating to the 1994 Plan and the Incentive Plan until at least 90 days after the effective date of the Registration Statement of which this Prospectus is a part. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above, if applicable.

REGISTRATION RIGHTS

     Certain persons and entities (the "Rightsholders") are entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 4,245,073 shares of Common Stock (the "Registrable Shares") pursuant to the terms of the Rights Agreement, as amended (the "Rights Agreement"). The Rights Agreement generally provides that, in the event the Company proposes to register any of its securities under the Securities Act, the Rightsholders shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of Registrable Shares included in such "piggyback" registration.

     The Rightsholders have the right at any time and from time to time to require the Company to prepare and file registration statements under the Securities Act with respect to their Registrable Shares; provided, however, that
(a) such demand requests the registration of Registrable Shares (i) representing at least 40% of the aggregate outstanding Registrable Shares held by the Rightsholders, or (ii) having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000 (b) the Company need only effect two such demand registrations, (c) once in any twelve month period, the Company shall have the right to delay any such demand registration up to 60 days if the Board of Directors resolves in good faith that a materially disadvantageous condition exists at that time and (d) the Company is not required to file a demand registration statement within 180 days after the closing of this offering.

EFFECT OF SALES OF SHARES

     Prior to the offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through a subsequent offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated and Hambrecht & Quist LLC, have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                                   NUMBER OF
                                  UNDERWRITER                                        SHARES
-------------------------------------------------------------------------------    ----------
BT Alex. Brown Incorporated....................................................
Hambrecht & Quist LLC..........................................................

                                                                                   ---------
Total..........................................................................    2,800,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession not in excess of $          per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 197,657 and 222,343 additional shares of Common Stock, respectively, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 420,000 and the Company and such Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,800,000 shares are being offered.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

     The Company, the Selling Stockholders and each of the Company's directors and executive officers and certain of its securityholders, who in the aggregate will hold after this offering 4,257,573 shares of Common Stock and options to purchase 955,344 shares of Common Stock, have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or any securities convertible into shares of Common Stock for a period of 180 days (270 days with respect to securityholders holding an aggregate of 350,756 of such shares) after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. In addition, individuals who will hold, after this offering, 196,350 and 154,406 shares, respectively, have agreed to limit their sales or transfer of shares to one-sixth and one-fourth of their holdings in the six and four 90-day periods, respectively, beginning 270 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     To facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant.

     Adobe Systems Incorporated ("Adobe Systems") owns 1,445,000 shares of Common Stock, which Adobe Systems received in a partial distribution from Adobe Ventures, L.P. ("Adobe Ventures") in September 1997. Adobe Ventures originally purchased such shares from the Company in July 1994 and in March 1996. The General Partner of Adobe Ventures is H&Q Adobe Ventures Management, L.P., a partnership related to Hambrecht & Quist LLC, one of the Representatives of the Underwriters. Through a voting agreement which expires upon the closing of this offering, Adobe Ventures directs the voting of Adobe Systems' shares in the Company. Standish O'Grady, a Director of the Company, is President of H&Q Adobe Ventures Management Corp., the general partner of H&Q Adobe Ventures Management, L.P. Mr. O'Grady is also a Managing Director of Hambrecht & Quist California, the parent corporation of Hambrecht & Quist LLC. William R. Hambrecht is a Director of Adobe Systems and is Chairman of Hambrecht & Quist Group and Hambrecht & Quist LLC. Pursuant to Section 2720(b) of the Conduct Rules of the National Association of Securities Dealers, Inc., Adobe Systems may be deemed to be an "affiliate" of Hambrecht & Quist LLC as such term is defined in Section 2720(b). For the above reasons, the Underwriters have determined to conduct this Offering in accordance with Rule 2720(c) of the

Conduct Rules. In particular, the public offering price of the Common Stock can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, BT Alex. Brown Incorporated will serve in such capacity and will recommend the public offering price in compliance with the requirements of Rule 2720. BT Alex. Brown Incorporated, in its role as qualified independent underwriter, is participating in due diligence investigations and is reviewing and participating in the preparation of this Prospectus and the Registration statement of which this Prospectus forms a part. See "Management," "Certain Transactions" and "Principal and Selling Stockholders."

     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "CSCD."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

     The audited consolidated financial statements and related schedule of the Company, included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                          CASCADE SYSTEMS INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Independent Public Accountants.............................................    F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996, and June 30, 1997
  (Unaudited and Pro Forma)..........................................................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and
  1996, and for the Six Months Ended June 30, 1996 and 1997 (Unaudited)..............    F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
  1994, 1995 and 1996 and for the Six Months Ended June 30, 1997 (Unaudited).........    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and
  1996 and for the Six Months Ended June 30, 1996 and 1997 (Unaudited)...............    F-6
Notes to Consolidated Financial Statements...........................................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cascade Systems Incorporated:

     We have audited the accompanying consolidated balance sheets of Cascade Systems Incorporated (a Delaware corporation) and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cascade Systems Incorporated and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 28, 1997

                          CASCADE SYSTEMS INCORPORATED
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          DECEMBER 31,                       PRO FORMA
                                                       ------------------     JUNE 30,       JUNE 30,
                                                        1995       1996         1997           1997
                                                       -------    -------    -----------    -----------
                                                                             (UNAUDITED)    (UNAUDITED)
                                                ASSETS
Current assets:
    Cash and cash equivalents.......................   $ 1,327    $ 3,103      $ 2,071        $ 2,071
    Accounts receivable, less reserves of $113, $182
       and $273 in 1995, 1996, and 1997,
       respectively.................................     2,409      2,358        3,295          3,295
    Inventories.....................................       913        605          181            181
    Prepaid expenses and other current assets.......       995        572          341            341
                                                       -------    -------      -------        -------
         Total current assets.......................     5,644      6,638        5,888          5,888
Property and equipment, net.........................       742        771          769            769
Other assets, net...................................       111        290          276            276
                                                       -------    -------      -------        -------
         Total assets...............................   $ 6,497    $ 7,699      $ 6,933        $ 6,933
                                                       =======    =======      =======        =======
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable................................   $ 2,103    $ 1,349      $   634        $   634
    Accrued expenses................................     1,463      1,526        2,246          2,246
    Deferred revenue................................     1,182      1,949        1,507          1,507
    Customer deposits...............................     1,832        800          241            241
                                                       -------    -------      -------        -------
         Total current liabilities..................     6,580      5,624        4,628          4,628
                                                       -------    -------      -------        -------
Commitments (Note 7)
Stockholders' equity:
    Preferred stock, $.001 par value; no shares
       authorized, issued or outstanding, actual;
       1,000,000 shares authorized, no shares issued
       or outstanding pro forma.....................        --         --           --             --
    Convertible preferred stock, $.001 par value-
       Authorized -- 2,100,000 shares
       Issued and outstanding -- 1,700,000 shares at
         December 31, 1995, 2,100,000 shares at
         December 31, 1996 and June 30, 1997 (at
           liquidation value); none
         pro forma at June 30, 1997.................     1,700      3,700        3,700             --
    Common stock, $.001 par value-
       Authorized -- 7,500,000 shares at June 30,
         1997 and 25,000,000 pro forma at June 30,
         1997
       Issued and outstanding -- 2,886,330 shares at
         December 31, 1995, 2,920,299 shares at
         December 31, 1996, 2,777,276 shares at
         June 30, 1997 and 4,877,276 shares pro
         forma at June 30, 1997.....................         3          3            3              5
    Additional paid-in capital......................       631        634          612          4,310
    Accumulated deficit.............................    (2,434)    (2,341)      (2,110)        (2,110)
    Cumulative translation adjustment...............        38        119          101            101
    Treasury stock, 103,442 shares in 1995, 189,038
       shares in 1996 and 2,344 shares in 1997 and
       pro forma, at cost...........................       (21)       (40)          (1)            (1)
                                                       -------    -------      -------        -------
         Total stockholders' equity.................       (83)     2,075        2,305          2,305
                                                       -------    -------      -------        -------
         Total liabilities and stockholders'
           equity...................................   $ 6,497    $ 7,699      $ 6,933        $ 6,933
                                                       =======    =======      =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          CASCADE SYSTEMS INCORPORATED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,           JUNE 30,
                                                 -----------------------------    ----------------
                                                  1994       1995       1996       1996      1997
                                                 -------    -------    -------    ------    ------
                                                                                    (UNAUDITED)
Revenues:
     Software license revenues................   $ 2,658    $ 4,905    $ 5,913    $2,558    $4,386
     Maintenance and service revenues.........     1,177      2,243      4,428     1,653     2,639
     Hardware and other revenues..............     8,238     10,564      8,170     5,067     2,334
                                                  ------     ------     ------    ------
          Total revenues......................    12,073     17,712     18,511     9,278     9,359
                                                  ------     ------     ------    ------
Cost of revenues:
     Cost of software license revenues........       913      1,223      1,551       787       801
     Cost of maintenance and service
       revenues...............................       790      2,157      2,981     1,298     1,640
     Cost of hardware and other revenues......     6,797      8,851      5,311     3,314     1,687
                                                  ------     ------     ------    ------
          Total cost of revenues..............     8,500     12,231      9,843     5,399     4,128
                                                  ------     ------     ------    ------
          Gross profit........................     3,573      5,481      8,668     3,879     5,231
                                                  ------     ------     ------    ------
Operating expenses:
     Research and development.................       444      1,177      1,890       859     1,170
     Sales and marketing......................     1,957      3,171      4,061     1,958     2,267
     General and administrative...............     1,965      2,523      2,713     1,266     1,622
                                                  ------     ------     ------    ------
          Total operating expenses............     4,366      6,871      8,664     4,083     5,059
                                                  ------     ------     ------    ------
          Income (loss) from operations.......      (793)    (1,390)         4      (204)      172
Other income (expense), net...................        54         12        109        65       106
                                                  ------     ------     ------    ------
          Income (loss) before provision
            (benefit) for income taxes........      (739)    (1,378)       113      (139)      278
Provision (benefit) for income taxes..........         6         22         20       (25)       47
                                                  ------     ------     ------    ------
          Net income (loss)...................   $  (745)   $(1,400)   $    93    $ (114)   $  231
                                                  ======     ======     ======    ======
Pro forma net income per common and common
  equivalent share............................                         $  0.02              $ 0.04
                                                                        ======
Pro forma weighted average number of common
  and common equivalent shares outstanding....                           6,008               6,066
                                                                        ======

  The accompanying notes are an integral part of these consolidated financial statements.

                          CASCADE SYSTEMS INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             CONVERTIBLE
                                           PREFERRED STOCK         COMMON STOCK        ADDITIONAL                   CUMULATIVE
                                         -------------------  ----------------------     PAID-IN     ACCUMULATED    TRANSLATION
                                          SHARES     AMOUNT    SHARES     PAR VALUE      CAPITAL       DEFICIT      ADJUSTMENT
                                         ---------   -------  ---------   ----------   -----------   ------------   -----------
Balance, December 31, 1993..............       --    $  --    1,252,080       $1          $ 253        $   (289)       $  --
   Sale of common stock.................       --       --    1,634,250        2            378              --           --
   Sale of Series A convertible
     preferred stock.................... 1,700,000   1,700          --        --             --              --           --
   Net loss.............................       --       --          --        --             --            (745)          --
   Translation adjustment...............       --       --          --        --             --              --          (30)
                                                                              --
                                         ---------   ------   ---------                    ----         -------         ----
Balance, December 31, 1994.............. 1,700,000   1,700    2,886,330        3            631          (1,034)         (30)
   Purchase of treasury stock...........       --       --          --        --             --              --           --
   Net loss.............................       --       --          --        --             --          (1,400)          --
   Translation adjustment...............       --       --          --        --             --              --           68
                                                                              --
                                         ---------   ------   ---------                    ----         -------         ----
Balance, December 31, 1995.............. 1,700,000   1,700    2,886,330        3            631          (2,434)          38
   Stock option exercises...............       --       --      33,969        --             14              --           --
   Compensation expense related to stock
     options............................       --       --          --        --             21              --           --
   Sale of Series B convertible
     preferred stock, net of issuance
     costs of $32.......................  400,000    2,000          --        --            (32)             --           --
   Purchase of treasury stock...........       --       --          --        --             --              --           --
   Net income...........................       --       --          --        --             --              93           --
   Translation adjustment...............       --       --          --        --             --              --           81
                                                                              --
                                         ---------   ------   ---------                    ----         -------         ----
Balance, December 31, 1996.............. 2,100,000   3,700    2,920,299        3            634          (2,341)         119
   Stock option exercises (unaudited)...       --       --      68,515        --             22              --           --
   Purchase of treasury stock
     (unaudited)........................       --       --          --        --             --              --           --
   Retirement of treasury stock
     (unaudited)........................       --       --    (211,538)       --            (44)             --           --
   Net income (unaudited)...............       --       --          --        --             --             231           --
   Translation adjustment (unaudited)...       --       --          --        --             --              --          (18)
                                                                              --
                                         ---------   ------   ---------                    ----         -------         ----
Balance, June 30, 1997 (unaudited)...... 2,100,000   $3,700   2,777,276       $3          $ 612        $ (2,110)       $ 101
                                         =========   ======   =========       ==           ====         =======         ====


                                             TREASURY STOCK            TOTAL
                                          --------------------     STOCKHOLDER'S
                                           SHARES      AMOUNT    EQUITY (DEFICIT)
                                          --------    --------   -----------------
                                         <
Balance, December 31, 1993..............       --       $ --          $   (35)
   Sale of common stock.................       --         --              380
   Sale of Series A convertible
     preferred stock....................       --         --            1,700
   Net loss.............................       --         --             (745)
   Translation adjustment...............       --         --              (30)

                                            -----       ----           ------
Balance, December 31, 1994..............       --         --            1,270
   Purchase of treasury stock...........  (103,442)      (21)             (21)
   Net loss.............................       --         --           (1,400)
   Translation adjustment...............       --         --               68

                                            -----       ----           ------
Balance, December 31, 1995..............  (103,442)      (21)             (83)
   Stock option exercises...............       --         --               14
   Compensation expense related to stock
     options............................       --         --               21
   Sale of Series B convertible
     preferred stock, net of issuance
     costs of $32.......................       --         --            1,968
   Purchase of treasury stock...........  (85,596)       (19)             (19)
   Net income...........................       --         --               93
   Translation adjustment...............       --         --               81

                                            -----       ----           ------
Balance, December 31, 1996..............  (189,038)      (40)           2,075
   Stock option exercises (unaudited)...       --         --               22
   Purchase of treasury stock
     (unaudited)........................  (24,844)        (5)              (5)
   Retirement of treasury stock
     (unaudited)........................  211,538         44               --
   Net income (unaudited)...............       --         --              231
   Translation adjustment (unaudited)...       --         --              (18)

                                            -----       ----           ------
Balance, June 30, 1997 (unaudited)......   (2,344)      $ (1)         $ 2,305
                                            =====       ====           ======

  The accompanying notes are an integral part of these consolidated financial statements.

                          CASCADE SYSTEMS INCORPORATED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                           SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            JUNE 30,
                                                          ----------------------------    ------------------
                                                           1994      1995       1996       1996       1997
                                                          ------    -------    -------    -------    -------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................   $ (745)   $(1,400)   $    93    $  (114)   $   231
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities-
    Compensation expense related to stock options......       --         --         21         10         --
    Depreciation and amortization......................      176        328        265        135        203
    Changes in current assets and liabilities-
      Accounts receivable..............................       85       (891)       (29)      (633)      (984)
      Inventories......................................     (245)      (304)       359        603        412
      Prepaid expenses and other current assets........     (604)      (251)       491        394        225
      Accounts payable.................................     (272)     1,034       (857)      (399)      (687)
      Deferred revenue.................................    1,036        134        869        767       (405)
      Accrued expenses.................................      394        737        (10)       475        743
      Customer deposits................................       86      1,099     (1,121)    (1,101)      (544)
                                                          ------    -------    -------    -------    -------
         Net cash provided by (used in) operating
           activities..................................      (89)       486         81        137       (806)
                                                          ------    -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................     (575)      (458)      (243)       (54)      (179)
  (Increase) decrease in other assets..................     (265)       153       (200)      (104)        16
                                                          ------    -------    -------    -------    -------
         Net cash used in investing activities.........     (840)      (305)      (443)      (158)      (163)
                                                          ------    -------    -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of preferred stock........    1,400         --      1,968      1,968         --
  Net proceeds from issuance of common stock...........      380         --         --         --         --
  Net proceeds from long-term debt.....................       59         --         --         --         --
  Net proceeds from exercise of stock options..........       --         --         14         --         22
  Purchase of treasury stock...........................       --        (21)       (19)        (8)        (5)
                                                          ------    -------    -------    -------    -------
         Net cash provided by (used in) financing
           activities..................................    1,839        (21)     1,963      1,960         17
                                                          ------    -------    -------    -------    -------
Foreign currency exchange rate effects.................      (23)        67        175        (38)       (80)
                                                          ------    -------    -------    -------    -------
Net increase (decrease) in cash and cash equivalents...      887        227      1,776      1,901     (1,032)
Cash and cash equivalents, beginning of year...........      213      1,100      1,327      1,327      3,103
                                                          ------    -------    -------    -------    -------
Cash and cash equivalents, end of year.................   $1,100    $ 1,327    $ 3,103    $ 3,228    $ 2,071
                                                          ======    =======    =======    =======    =======
Supplemental disclosure of cash flow information and
  noncash financing activities:
Cash paid for interest.................................   $   23    $     5    $     5    $     3    $     1
Cash paid for income taxes.............................   $   --    $   102    $    --    $    --    $     1
Conversion of note payable to preferred stock..........   $  300    $    --    $    --    $    --    $    --


  The accompanying notes are an integral part of these consolidated financial statements.

                          CASCADE SYSTEMS INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     Cascade Systems Incorporated (the "Company") designs, develops, markets and supports software solutions for newspapers, other publishers and large organizations to address workflow and content management needs. The Company's products manage the process of publishing information by providing data management, tracking, workflow, archiving, search and retrieval functionality.

     The Company is subject to risks common to companies in similar stages of development. Principal among these risks are the Company's limited operating history, developing markets, dependence on principal products, competition from substitute products and other companies, management of growth, dependence on key personnel and the ability to obtain adequate financing to fund future operations.

(2) SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies, as discussed below and elsewhere in the notes to consolidated financial statements.

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Cascade Systems Ltd. ("Cascade UK"). All material intercompany transactions and balances have been eliminated in consolidation.

  (b) Use of Estimates

     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Revenue Recognition

     The Company generates revenue from licensing the rights to use its software products directly to end users. The Company also generates revenue from sales of software maintenance and consulting services to customers who license its products and from the resale of related hardware products.


     Transactions without customer specific acceptance criteria are recognized in accordance with the AICPA's Statement of Position 91-1,Software Revenue Recognition. Software license revenues are recognized upon shipment of the software provided there is a noncancelable agreement, there are no significant post delivery obligations, payment is due within one year and the services sold in conjunction with the license agreement are not essential to the functionality of the base product. The Company does not provide its customers a right of return with respect to the sale of its products.


     Maintenance and service revenues, including those bundled with the initial license fee, are deferred and recognized ratably over the service period, which is typically one year. Consulting services and training revenue are recognized as the services are performed. Hardware and other revenues are recognized when the equipment is shipped to the customer.

     Transactions with customer specific acceptance criteria are recognized in accordance with the AICPA's Statement of Position 81-1, Contract Accounting. Revenue on such transactions is recog-

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

nized as the customer acknowledges achievement of specific milestones under the arrangement. When contract accounting is followed, hardware and other revenues are recognized as the milestones are met under the arrangement.

  (d) Research and Development Expenses for Software Products


     Software development costs are considered for capitalization when technological feasibility is established in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The Company sells software in a market that is subject to rapid technological change, new product introductions and changing customer needs. Accordingly, the Company has determined that it cannot determine technological feasibility until the development of the product is nearly complete. The Company defines technological feasibility as the completion of a working model. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company has charged all software development costs to operations in the period incurred.


  (e) Foreign Currency Translation

     The assets and liabilities of Cascade UK were translated using the exchange rate in effect at the balance sheet date in accordance with SFAS No. 52, Foreign Currency Translation. Revenue and expense accounts were translated using a weighted average of exchange rates in effect during the period. The resulting translation adjustments are excluded from net income and are accumulated as a separate component of stockholders' equity. Foreign currency transaction gains or losses are reflected in operations and are not material.

  (f) Cash Equivalents

     The Company considers all highly liquid debt instruments with maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1995, December 31, 1996 and June 30, 1997 consist primarily of money market accounts and 30-day government-backed securities that are valued at cost, which approximates market value.

  (g) Inventories

     Inventories are stated at the lower of cost (specific identification) or market and consist primarily of purchased computers and related equipment held for resale.

  (h) Depreciation and Amortization

     The Company provides for depreciation and amortization by charges to operations in amounts estimated to allocate the cost of assets over their estimated useful lives. The estimated useful lives of computers and equipment are two to three years; furniture and fixtures are seven years and leasehold improvements are the life of the lease.

  (i) Other Assets

     Other assets consist principally of deposits and organization costs. Organization costs are amortized on a straight-line basis over five years. Amortization of these costs was $2,500, $8,700 and $9,200 for 1994, 1995 and 1996, respectively.

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (j) Income Taxes

     The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  (k) Third-Party Royalty Agreements

     The Company has paid licensing fees to software vendors which entitle the Company to use, develop, copy, distribute and sublicense software to be used in the Company's products. The Company also pays royalties to software vendors based on product sales. These license agreements expire over various terms. The costs associated with purchasing certain license agreements are capitalized and amortized over the shorter of the life of the individual agreement, or the period over which corresponding revenues are recognized.

  (l) Postretirement Benefits

     The Company has no obligations for postretirement or postemployment benefits.

  (m) Concentrations of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally cash and cash equivalents and accounts receivable. Concentration of credit risk, with respect to cash and cash equivalents, is limited because the Company places its investments in rated financial institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers (end users and distributors) to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

  (n) Pro Forma Presentation

     The pro forma balance sheet as of June 30, 1997 reflects the automatic conversion of all outstanding shares of Series A and Series B preferred stock into an aggregate of 2,100,000 shares of common stock, which will occur upon the closing of the Company's proposed initial public offering.

  (o) Pro Forma Net Income per Common and Common Equivalent Share

     For the year ended December 31, 1996 and the six months ended June 30, 1997, pro forma net income per common and common equivalent share is based on the weighted average number of common and common equivalent shares outstanding during the period, assuming the conversion of all outstanding shares of convertible preferred stock into 2,100,000 shares of common stock at the time of issuance. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the 12 months

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

immediately prior to the date of the initial filing of the Company's registration statement have been included in the calculation of weighted average number of common and common equivalent shares outstanding for all periods presented using the treasury stock method. Fair market value for the purpose of the calculation was assumed to be $10.00. Historical net income per share data have not been presented, as such information is not considered to be relevant or meaningful.

  (p) Unaudited Interim Financial Statements

     In the opinion of the Company's management, the June 30, 1996 and 1997 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the respective interim period. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.

  (q) Derivative Financial Instruments and Fair Value of Financial Instruments

     The Company does not have any derivative or other financial instruments as defined by SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments.

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments , requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash equivalents, short-term investments, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1995 and 1996 and at June 30, 1997 due to the short-term nature of these instruments.

  (r) Recently Issued Accounting Standards

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, which is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This statement requires restatement of all prior-period earnings per share data presented. The Company has not yet determined the impact of this statement on the earnings per share data presented.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. Both SFAS No. 130 and SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of these new accounting standards will not have a material impact on the Company's financial statements.

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(3) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and consist of the following:

                                                              DECEMBER 31,
                                                            ----------------    JUNE 30,
                                                             1995      1996       1997
                                                            ------    ------    --------
                                                                   (IN THOUSANDS)
          Computers and equipment........................   $  849    $1,196     $1,410
          Furniture and fixtures.........................      210       213        215
          Leasehold improvements.........................      120        69         69
                                                            ------    ------     ------
                                                             1,179     1,478      1,694
          Less -- Accumulated depreciation and
            amortization.................................      437       707        925
                                                            ------    ------     ------
                                                            $  742    $  771     $  769
                                                            ======    ======     ======

(4) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                        DECEMBER 31,
                                                    ---------------------         JUNE 30,
                                                     1995           1996            1997
                                                    ------         ------         --------
                                                                (IN THOUSANDS)
     Accrued salaries and salary-related
       expenses..................................   $  454         $  374          $  366
     Accrued software royalties..................      271            327             689
     Other accrued expenses......................      738            825           1,191
                                                    ------         ------          ------
                                                    $1,463         $1,526          $2,246
                                                    ======         ======          ======

(5) OTHER INCOME (EXPENSE)

     Other income (expense) consists of the following:

                                                                                SIX MONTHS
                                                     YEAR ENDED                    ENDED
                                                    DECEMBER 31,                 JUNE 30,
                                             --------------------------       ---------------
                                             1994       1995       1996       1996       1997
                                             ----       ----       ----       ----       ----
                                                              (IN THOUSANDS)
     Interest income.......................  $34        $23        $132       $46        $ 51
     Interest expense......................  (23)        (6)         (5)       (3)         (1)
     Other income (expense)................   43         (5)        (18)       22          56
                                             ---        ---        ----       ---        ----
     Total other income....................  $54        $12        $109       $65        $106
                                             ===        ===        ====       ===        ====

(6) CREDIT FACILITIES

  (a) Working Capital Line of Credit

     In August 1997, the Company entered into a working capital line of credit with a commercial bank. Under the terms of this agreement, the Company can borrow the lesser of $2,000,000 or 80% of qualified accounts receivable, as defined. Borrowings under the line of credit bear interest at the higher of the bank's prime rate or the Federal funds rate plus 1/2% or, at the Company's option, the LIBOR base rate, as defined, plus 2%. Borrowings are collateralized by the Company's accounts receivable. In addition, the Company is required to comply with certain restrictive covenants, which include among other things, minimum levels of tangible net worth, profitability and cash flows. Unless renewed, the line of credit expires on June 30, 1998.

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (b) Equipment Lease Line of Credit

     In August 1997, the Company entered into a $500,000 equipment lease line of credit with the same bank. Borrowings under the equipment lease line of credit will bear interest at a lease factor which is based on the bank's cost of funds at the time of the transaction and will be repaid in 36 equal monthly installments.

(7) CONVERTIBLE PREFERRED STOCK

     The Company's Board of Directors has authorized 2,100,000 shares of preferred stock of which 1,700,000 shares have been designated as Series A and 400,000 shares have been designated as Series B. The rights and preferences of the Series A and Series B convertible preferred stock are as follows.

  (a) Voting

     Convertible preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is then convertible.

  (b) Dividends

     Convertible preferred stockholders are entitled to receive dividends when and as declared by the Board of Directors. Dividends are not cumulative. To date, the Board of Directors has not declared any dividends, and as such, the Company has not accrued any dividends.

  (c) Liquidation Rights

     In certain events, including liquidation, dissolution or winding up of the Company, the holders of the Series A and Series B convertible preferred stock are entitled to $1.00 and $5.00 per share, respectively, plus any accrued and unpaid dividends before any distribution may be made to common stockholders. If the assets of the Company shall be insufficient to permit payment in full to the holders of preferred stock, then the entire assets of the Company that are available for distribution shall be distributed in proportion to the full preferential amount to which each such holder is entitled.

  (d) Conversion

     Each share of convertible preferred stock is convertible into one share of common stock at any time, subject to certain antidilutive adjustments. The Company has reserved 2,100,000 shares of common stock for the conversion of convertible preferred stock. The convertible preferred stock will be automatically converted into common stock upon the closing of a public stock offering resulting in minimum net proceeds, as defined.

  (e) Reserved Common Stock

     As of June 30, 1997, 4,500,100 shares of common stock were reserved for the following:

               Conversion of Series A preferred stock..............   1,700,000
               Conversion of Series B preferred stock..............     400,000
               Exercise of stock options...........................   2,400,100
                                                                      ---------
                                                                      4,500,100
                                                                      =========

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(8) STOCK OPTION PLANS

  (a) 1997 Stock Option Plan

     During July 1997, the Company's stockholders voted to approve the Company's 1997 Stock Incentive Plan ("the 1997 Plan"). Under the 1997 Plan, the Company may grant to officers, employees, directors, consultants and advisors of the Company incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards. An aggregate of 1,654,700 shares of common stock may be issued pursuant to awards granted under the 1997 Plan. The Board of Directors determines the dates upon which options become exercisable, the duration of the options and the terms and conditions of other awards. Generally, options or awards will become exercisable over four years and expire ten years from the date of grant. At June 30, 1997, options and awards to purchase 558,200 shares of common stock were available for future grant under the 1997 Plan.

  (b) 1994 Stock Option Plan

     In addition, the Company has a 1994 stock option plan ("the 1994 Plan"). The aggregate number of stock options that may be granted under the 1994 plan is 1,215,720. Options generally vest over a minimum of four years and expire five years from the date of grant. In May 1997, the Company's Board of Directors resolved not to grant additional options under the 1994 Plan.

     The following schedule summarizes the activity under all of the Company's stock option plans:

                                                                             WEIGHTED
                                                                             AVERAGE
                                                                 NUMBER      EXERCISE
                                                                OF SHARES     PRICE
                                                                ---------    --------
          Outstanding, December 31, 1994.....................          --     $   --
            Granted..........................................     799,650        .96
            Canceled.........................................     (65,500)       .34
                                                                ---------
          Outstanding, December 31, 1995.....................     734,150     $ 1.02
            Granted..........................................     406,200       3.83
            Exercised........................................     (33,969)       .43
            Canceled.........................................     (91,581)      1.73
                                                                ---------
          Outstanding, December 31, 1996.....................   1,014,800     $ 2.10
            Granted..........................................   1,108,500       5.74
            Exercised........................................     (68,515)       .32
            Canceled.........................................    (212,885)      1.99
                                                                ---------
          Outstanding, June 30, 1997.........................   1,841,900     $ 4.37
                                                                =========
          Exercisable, June 30, 1997.........................     300,080     $ 1.14
                                                                =========

     The exercise price range for outstanding options to purchase 1,841,900 shares of common stock was $0.30 to $5.75 at June 30, 1997. The exercise price range for exercisable options to purchase 300,080 shares of common stock was $0.30 to $5.00 at June 30, 1997.

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes a fair-value-based method of accounting for stock-based compensation plans. The Company has adopted the

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

disclosure-only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings as if the fair-value-based method of accounting under SFAS No. 123 had been adopted, as well as certain other information.

     The Company has computed the pro forma disclosures required under SFAS No. 123 for all stock options granted for the years ended December 31, 1995 and 1996 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used for grants during the years ended December 31, 1995 and 1996 included an expected volatility of 62.9% for both periods; dividend yield of 0.0% for both periods; risk-free interest rates of 6.25% for both periods; and an expected option term of 4 to 5 years for the year ended December 31, 1995 and 5 years for the year ended December 31, 1996.

     In addition, the weighted average value of grants for the years ended December 31, 1995 and 1996 was $0.96 and $3.83, respectively, and the weighted average remaining contractual life of options outstanding at December 31, 1995 and 1996 was 9.65 years and 8.92 years, respectively.

     Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, pro forma net income (loss) would have been as follows:

                                                                YEAR ENDED DECEMBER
                                                                        31,
                                                               ---------------------
                                                                1995           1996
                                                               -------        ------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
          Net income (loss)
               As reported..............................       $(1,400)       $   93
               Pro forma................................        (1,430)          (74)
          Pro forma net income per share
               As reported..............................                      $ 0.02
               Pro forma................................                       (0.01)

     Because the determination of the fair value of all options granted after the Company becomes a public entity may involve a different expected volatility factor and because additional option grants are expected to be made in future years, the above pro forma disclosures are not representative of pro forma effects on results for future years.

(9) INCOME TAXES

     The provision for income taxes in the accompanying statements of operations consists primarily of currently payable minimum state income taxes.

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ---------------------------
                                                                   1994       1995       1996
                                                                   -----     -------     -----
Income (loss) before provision for income taxes
  Domestic......................................................   $(429)    $  (188)    $(455)
  Foreign.......................................................    (310)     (1,190)      568
                                                                   -----     -------     -----
                                                                   $(739)    $(1,378)    $ 113
                                                                   =====     =======     =====

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     A reconciliation of the provision for income taxes that would be expected using the appropriate federal statutory income tax rate to the provision for income taxes as presented in the accompanying statements of operations is as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ---------------------------
                                                                   1994       1995       1996
                                                                   -----     -------     -----
                                                                         (IN THOUSANDS)
Income tax provision (benefit) at federal statutory rate........   $(251)    $  (469)    $  38
Increase (decrease) in tax resulting from:
  State tax provision, net of federal benefit...................       6          20        20
  Utilization of net operating loss carryforwards...............      --          --      (176)
  Effect of lower tax rate jurisdictions........................      --          --        57
  Increase in valuation allowance...............................     251         469        66
  Other.........................................................      --           2        15
                                                                   -----     -------     -----
Provision for income taxes......................................   $   6     $    22     $  20
                                                                   =====     =======     =====

     As of December 31, 1996, Cascade UK has net operating loss carryforwards of approximately $637,000, which can be carried forward for an indefinite period of time and utilized to offset UK income. In addition, the Company has U.S. net operating loss carryforwards of approximately $354,000 and research and development credit carryforwards of approximately $44,000 as of December 31, 1996. The Internal Revenue Code contains provisions that may limit the amount of net operating loss carryforwards that the Company may utilize in any one year, in the event of certain cumulative changes in ownership, over a three-year period. In the event the Company has had a change of ownership, as defined, utilization of the carryforwards may be restricted.

     The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                                       DECEMBER 31,
                                                                      --------------
                                                                      1995      1996
                                                                      ----      ----
                                                                      (IN THOUSANDS)
          Accrued expenses.......................................     $117      $143
          Net operating loss and research and development credits
            carryforwards........................................      337       317
          Depreciation...........................................       35        88
          Other temporary differences............................       65        72
                                                                      ----      ----
                    Total........................................      554       620
          Less -- Valuation allowance............................      554       620
                                                                      ----      ----
                    Net deferred tax asset.......................     $ --      $ --
                                                                      ====      ====

     Under SFAS No. 109, the Company cannot recognize a deferred tax asset for the future benefit of its net operating losses and temporary differences unless the Company concludes that it is "more likely than not" that the deferred tax asset would be realized. Due to the Company's short operating history and limited profitability, the Company has recorded a full valuation allowance against its otherwise recognizable deferred tax asset, in accordance with SFAS No. 109.

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(10) COMMITMENTS

     The Company leases its facilities and certain equipment under various operating leases that expire through 2001. At December 31, 1996, future minimum payments due under noncancellable operating leases are as follows:

                       YEAR
          ------------------------------        AMOUNT
                                            --------------
                                            (IN THOUSANDS)
          1997..........................        $  571
          1998..........................           468
          1999..........................           356
          2000..........................           331
          2001..........................           139
                                                ------
                                                $1,865
                                                ======

     Rent expense amounted to approximately $146,000, $370,000 and $400,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

(11) EMPLOYEE BENEFIT PLAN

     In January 1996, the Company established the Cascade Systems 401(k) Plan ("the 401(k) Plan") for U.S. employees. The 401(k) plan allows employees to make pretax contributions up to the allowable amount set by the Internal Revenue Code. Under the 401(k) plan, the Company may, but is not obligated to, provide profit sharing to employees. No profit sharing contribution was awarded in 1996.

     Cascade UK participates in two defined contribution benefit plans. These plans are open to all employees of the Company who have been with the Company for a minimum of three months. Employer contributions are 5% of base salary, and employee contributions are a minimum of 1.5% of base salary.

     The total benefit costs relative to these plans for 1994, 1995 and 1996 were approximately $40,000, $79,000 and $84,000, respectively.

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(12) GEOGRAPHIC AND SIGNIFICANT CUSTOMER DATA

     The Company operates in one business segment (see Note 1). A summary of the Company's operations by geographic location for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                        1994        1995        1996
                                                       -------     -------     -------
                                                               (IN THOUSANDS)
          Revenues
               United States........................   $ 5,795     $10,481     $10,450
               United Kingdom.......................     6,466       7,529       8,061
               Eliminations.........................      (188)       (298)         --
                                                       -------     -------     -------
                    Consolidated....................   $12,073     $17,712     $18,511
                                                       =======     =======     =======
          Income (loss) from operations
               United States........................   $  (477)    $  (270)    $  (506)
               United Kingdom.......................      (316)     (1,120)        510
               Eliminations.........................        --          --          --
                                                       -------     -------     -------
                    Consolidated....................   $  (793)    $(1,390)    $     4
                                                       =======     =======     =======
          Identifiable assets
               United States........................   $ 3,456     $ 5,005     $ 5,313
               United Kingdom.......................     1,775       2,570       4,005
               Eliminations.........................    (1,028)     (1,078)     (1,619)
                                                       -------     -------     -------
                    Consolidated....................   $ 4,203     $ 6,497     $ 7,699
                                                       =======     =======     =======

     Export sales from the United States to unaffiliated customers accounted for 11% of revenues in 1995. Export sales were less than 10% of revenues in 1994 and 1996.

     In 1994, two customers accounted for 24% and 14% of net sales, respectively. In 1995, one distributor accounted for 13% of net sales. In 1996, one customer accounted for 13% of net sales.

(13) SUBSEQUENT EVENTS

  (a) Amended and Restated Certificate of Incorporation

     Effective upon the closing of the Company's proposed initial public offering, and after giving effect to the amendment and restatement of the Company's Restated Certificate of Incorporation immediately prior to the closing of the offering, the authorized capital stock of the Company will consist of 25,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.001 par value per share.

  (b) 1997 Director Stock Option Plan

     During September 1997, the 1997 Director Stock Option Plan ("the 1997 Director Plan") was approved by the Company's Board of Directors and stockholders. The 1997 Director Plan provides for the issuance of up to 100,000 shares of common stock to eligible directors. Each director who becomes eligible after September 1, 1997 shall be granted options to purchase 10,000 shares on their initial election to the board. Each eligible director shall then receive an option to purchase 5,000 shares on the date of each annual meeting of stockholders. Stock options granted pursuant to the 1997 Director Plan will be made at fair market value, become exercisable on the first anniversary of the grant date and expire ten years from the grant date.

                          CASCADE SYSTEMS INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (c) 1997 Employee Stock Purchase Plan

     During September 1997, the Company's Board of Directors and stockholders voted to approve the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). Under the terms of the Purchase Plan, the Company has reserved for issuance and eligible participants may purchase up to an aggregate of 300,000 shares of common stock at a price equal to 85% of fair market value, as defined.

=============================================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................    6
Use of Proceeds...........................   14
Dividend Policy...........................   14
Capitalization............................   15
Dilution..................................   16
Selected Financial Data...................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   19
Business..................................   28
Management................................   39
Certain Transactions......................   46
Principal and Selling Stockholders........   47
Description of Capital Stock..............   52
Shares Eligible for Future Sale...........   54
Underwriting..............................   56
Legal Matters.............................   58
Experts...................................   58
Additional Information....................   58
Index to Consolidated Financial
  Statements..............................  F-1


                                ----------------

  UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

=============================================================================


=============================================================================

                                2,800,000 SHARES

                      [Cascade Systems Incorporated Logo]


                                  COMMON STOCK


                              -------------------
                                   PROSPECTUS
                              -------------------




                                 BT ALEX. BROWN
                               HAMBRECHT & QUIST

                                          , 1997
=============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee...........................................................    $  10,734
NASD Filing Fee................................................................        4,042
Nasdaq Listing Fee.............................................................       30,313
Blue Sky Fees and Expenses.....................................................        3,000
Transfer Agent and Registrar Fees..............................................        3,000
Accounting Fees and Expenses...................................................      225,000
Legal Fees and Expenses........................................................      275,000
Printing, Engraving and Mailing Expenses.......................................      100,000
Miscellaneous..................................................................       98,911
                                                                                    --------
     Total.....................................................................    $ 750,000
                                                                                    ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this Registration Statement, the Company has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). Also included is the consideration, if any, received by the Company for such securities, and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which the exemption from registration was claimed.

     (a) ISSUANCES OF CAPITAL STOCK

          1. On March 28, 1996 the Company issued 400,000 shares of Series B Preferred Stock to Adobe Ventures, L.P., for aggregate consideration of $2,000,000.

     (b) GRANTS AND EXERCISES OF STOCK OPTIONS

          1. From the adoption of the Company's Second Amended 1994 Stock Option Plan on December 30, 1994, to September 19, 1997, the Company has granted options to purchase an aggregate of 834,914 shares of Common Stock, net of cancellations of 382,936 options, at a weighted average exercise price of $1.43 per share under such plan to certain of it officers and employees. As of September 19, 1997, the Company had issued an aggregate of 105,920 shares of Common Stock upon the exercise of such options, and options granted under the Second Amended 1994 Stock Option Plan to purchase an aggregate of 728,994 shares of Common Stock remained outstanding.

          2. From the adoption of the Company's 1997 Stock Incentive Plan on May 16, 1997 to September 19, 1997, the Company has granted options to purchase an aggregate of 1,188,000 shares of Common Stock, net of cancellations of 7,000 options, at a weighted average exercise price of $5.85 per share under such plan to certain of its officers, directors and employees. As of

     September 19, 1997, no shares of Common Stock had been issued upon the exercise of such options, and options granted under the 1997 Stock Incentive Plan to purchase an aggregate of 1,188,000 shares of Common Stock remained outstanding.

     No underwriters were engaged in connection with any of the foregoing sales of securities. The shares of capital stock and securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


   EXHIBIT
     NO.                                        DESCRIPTION
   --------   --------------------------------------------------------------------------------
    1.1*      Form of Underwriting Agreement.
    3.1**     Amended and Restated Certificate of Incorporation of the Registrant, as amended to date.
    3.2**     Form of Certificate of Amendment to Certificate of Incorporation of the
              Registrant.
    3.3**     Form of Second Amended and Restated Certificate of Incorporation.
    3.4**     Bylaws of the Registrant, as amended to date.
    3.5**     Form of Amended and Restated Bylaws of the Registrant.
    4.1*      Specimen Certificate for shares of Common Stock, $.001 par value, of the
              Registrant.
    5*        Opinion of Hale and Dorr LLP with respect to the validity of the Common Stock being offered.
   10.1**     Second Amended 1994 Stock Option Plan.
   10.2**     1997 Stock Incentive Plan.
   10.3**     1997 Director Stock Option Plan.
   10.4**     1997 Employee Stock Purchase Plan.
   10.5+**    License and Distribution Agreement, dated March 18, 1994, by and between
              Footprints International Limited and Cascade Systems Limited, as amended to date.
   10.6+**    Source Code License Agreement, dated September 21, 1994, by and between
              Midsystems Technology Limited and Cascade Systems Limited, as amended to date.
   10.7**     Lease, dated February 27, 1996, by and between Andover Mills Realty Limited
              Partnership and the Registrant.
   10.8**     Rights Agreement, dated July 25, 1994, by and among the Company and the other parties listed therein.
   10.9**     Loan Agreement, dated August 8, 1997, between BankBoston, N.A. and the
              Registrant.
   11**       Calculation of shares used in determining pro forma net income per common share.
   16**       Letter, dated September 16, 1997, from Coopers & Lybrand L.L.P.
   21**       Subsidiaries of the Registrant.
   23.1       Consent of Hale and Dorr LLP (included in Exhibit 5).
   23.2***    Consent of Arthur Andersen LLP.

   EXHIBIT
     NO.                                        DESCRIPTION
   --------   --------------------------------------------------------------------------------
    24        Powers of Attorney (included on page II-5).
    27        Financial Data Schedule.

---------------

  * To be filed by amendment.


 ** Previously filed.



*** Filed herewith.



  + Confidential treatment has been requested as to certain portions, which portions have been omitted and filed separately with the Commission.


     (b) FINANCIAL STATEMENT SCHEDULES

     Report of Independent Public Accountants on Schedule

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and Bylaws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Act, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on this 24th day of December, 1997.


                                          CASCADE SYSTEMS INCORPORATED

                                          By:
                                             -----------------------------------
                                             Timothy M. Cunningham

                                             Vice President, Finance, Chief
                                               Financial Officer, Treasurer and
                                               Secretary



     Pursuant to the requirements of the Act, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                              TITLE                      DATE
------------------------------------------  ---------------------------    ------------------

*                                           President, Chief Executive     December 24, 1997
------------------------------------------    Officer and Director
Malcolm P. McGrory                            (Principal Executive
                                              Officer)

                                            Vice President, Finance,       December 24, 1997
------------------------------------------    Chief Financial Officer,
Timothy M. Cunningham                         Treasurer and Secretary
                                              (Principal Financial and
                                              Accounting Officer)

*                                           Director                       December 24, 1997
------------------------------------------
Peter Jarrold

*                                           Director                       December 24, 1997
------------------------------------------
Gordon Murray

*                                           Director                       December 24, 1997
------------------------------------------
Standish H. O'Grady

*By:                                                                       December 24, 1997
     -------------------------------------
     Timothy M. Cunningham
     as Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cascade Systems Incorporated:

We have audited in accordance with generally accepted auditing standards, the financial statements of Cascade Systems, Inc. and Subsidiary included in this registration statement and have issued our report thereon dated January 28, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index above are for the purposes of complying with the Securities and Exchange Commissions rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                               /s/ Arthur Andersen LLP
                                               ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 28, 1997

                          CASCADE SYSTEMS INCORPORATED
                       VALUATION AND QUALIFYING ACCOUNTS


    YEAR ENDED       BALANCE BEGINNING    AMOUNTS CHARGED      AMOUNTS                     BALANCE
   DECEMBER 31,          OF PERIOD          TO EXPENSE       WRITTEN OFF     OTHER      END OF PERIOD
-------------------  -----------------    ---------------    -----------    --------    -------------
1994...............      $   3,500           $     302        $    (302)    $     --      $   3,500
1995...............          3,500             109,340               --           --        112,840
1996...............      $ 112,840           $ 170,451        $ (51,243)    $(50,500)     $ 181,548

                               INDEX TO EXHIBITS


   EXHIBIT
     NO.                                      DESCRIPTION                                  PAGE
   --------   ---------------------------------------------------------------------------  ----
    1.1*      Form of Underwriting Agreement.
    3.1**     Amended and Restated Certificate of Incorporation of the Registrant, as
              amended to date............................................................
    3.2**     Form of Certificate of Amendment to Certificate of Incorporation of the
              Registrant.................................................................
    3.3**     Form of Second Amended and Restated Certificate of Incorporation...........
    3.4**     Bylaws of the Registrant, as amended to date...............................
    3.5**     Form of Amended and Restated Bylaws of the Registrant......................
    4.1*      Specimen Certificate for shares of Common Stock, $.001 par value, of the
              Registrant.................................................................
    5*        Opinion of Hale and Dorr LLP with respect to the validity of the Common
              Stock being offered........................................................
   10.1**     Second Amended 1994 Stock Option Plan......................................
   10.2**     1997 Stock Incentive Plan..................................................
   10.3**     1997 Director Stock Option Plan............................................
   10.4**     1997 Employee Stock Purchase Plan..........................................
   10.5+**    License and Distribution Agreement, dated March 18, 1994, by and between
              Footprints International Limited and Cascade Systems Limited, as amended to date.......................................................................
   10.6+**    Source Code License Agreement, dated September 21, 1994, by and between
              Midsystems Technology Limited and Cascade Systems Limited, as amended to date.......................................................................
   10.7**     Lease, dated February 27, 1996, by and between Andover Mills Realty Limited
              Partnership and the Registrant.............................................
   10.8**     Rights Agreement, dated July 25, 1994, by and among the Company and the other parties listed therein...............................................
   10.9**     Loan Agreement, dated August 8, 1997, between BankBoston, N.A. and the
              Registrant.................................................................
   11**       Calculation of shares used in determining pro forma net income per common share......................................................................
   16**       Letter, dated September 16, 1997, from Coopers & Lybrand L.L.P.............
   21**       Subsidiaries of the Registrant.............................................
   23.1       Consent of Hale and Dorr LLP (included in Exhibit 5).......................
   23.2***    Consent of Arthur Andersen LLP.............................................
   24         Powers of Attorney (included on page II-5).................................
   27         Financial Data Schedule....................................................


---------------

  * To be filed by amendment.

 ** Previously filed.

*** Filed herewith.

  + Confidential treatment has been requested as to certain portions, which portions have been omitted and filed separately with the Commission.